Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

ATMOS ENERGY CORPORATION

as Seller

and

LIBERTY ENERGY (GEORGIA) CORP.

as Buyer

Dated as of August 8, 2012

i

ii

APPENDICES AND EXHIBITS

Appendix A	Adjustment Amount
Appendix B	Sample Calculation of Adjustment Amount

Exhibit 1.1-A(i)	Form of Assignment of Recorded Instruments
Exhibit 1.1-A(ii)	Form of Assignment of Unrecorded Instruments
Exhibit 1.1-B	Forms of Bill of Sale, Assignment and Assumption Agreement
Exhibit 1.1-C	Form of Limited Warranty Deed

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2012, by and between Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia (“Seller”), and Liberty Energy (Georgia) Corp., a Georgia corporation (“Buyer”).

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Assets (as hereinafter defined) upon the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently herewith, Algonquin Power & Utilities Corp. (“Algonquin”) has executed and delivered to Seller a Guaranty, dated as of the date hereof (the “Guaranty”), pursuant to which Algonquin has guaranteed the payment and performance obligations of Buyer hereunder.

NOW THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):

“Actionable Incident” means an incident or occurrence that (i) results in damages or other harm to a Person other than Buyer or Seller or any of their respective Affiliates; and (ii) provides such Person with the legal basis to recover damages or obtain other relief.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Law.

“Ancillary Agreements” means the Bill of Sale, each Limited Warranty Deed, and each Assignment of Easements.

“Applicable Commission” means the Georgia Public Service Commission and any other state utility regulatory commission having jurisdiction over any portion of the Business or Purchased Assets.

“Assignments of Easements” means the assignments of Easements to be executed and delivered by Seller at the Closing, in the forms of Exhibit 1.1-A(i) and Exhibit 1.1-A(ii).

“Bills of Sale” means (i) the bill of sale, assignment and assumption agreement to be executed and delivered by Seller and Buyer at the Closing and (ii) the bill of sale, assignment and assumption agreement to be executed and delivered by Building Seller (with respect to the Additional Real Property) and Liberty Utilities Co. at the Closing, each in substantially the forms of Exhibit 1.1-B.

“Building Seller” means Atmos Power Systems, Inc., a Georgia corporation.

“Business” means the natural gas utility business serving customers in the Territory (including, for the avoidance of doubt, pursuant to the Ft. Benning Contract), as currently conducted by Seller, including ownership and operation of the Purchased Assets and performance of the Assumed Obligations, including the LNG Facility (except to the extent the LNG Facility constitutes or is treated as an Excluded Asset pursuant to Section 7.1(g)).

“Business Agreement” means any contract, agreement, real or personal property lease, commitment, understanding, or instrument (other than the Retained Agreements) to which Seller (or, with respect to the Additional Real Property, Building Seller) is a party, whether oral or written, that relates principally to the Business, the Purchased Assets, or the Assumed Obligations.

“Business Day” means any day other than Saturday, Sunday, or any day on which banks in the City of New York or Toronto, Ontario are authorized by Law to close.

“Business Employee” means an employee of Seller who is employed as of the Effective Time and whose work responsibilities relate principally to the Business, as set forth on Schedule 7.9(a).

“Buyer Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, (ii) CFIUS Approval, and (iii) the approvals set forth on Schedule 1.1-A.

“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, environmental consultants, financial advisors, and other Representatives.

“CFIUS Approval” means either (i) Seller and Buyer shall have received a written notification issued by the Committee on Foreign Investment in the United States that it has determined that (A) it lacks jurisdiction over the transactions contemplated by this Agreement or (B) it has concluded its review under the Exon-Florio Amendment and has determined not to conduct a full investigation or (ii) if a full investigation is deemed to be required, Seller and Buyer shall have received notification that the United States government will not take action to prevent the consummation of the transactions contemplated by this Agreement.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 12, 2012, between Seller and Algonquin.

“Documents” means all files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, letters, ledgers, journals, title policies, real property surveys, purchase orders, invoices, copies of cancelled checks, engineering assessments, technical reports, economic studies, customer lists and information, regulatory filings including in respect of general or other rate cases, operating data and plans, technical documentation (such as design specifications, functional requirements, and operating instructions), user documentation (such as installation guides, user manuals, and training materials), Transferred Employee Records, and other similar materials related principally to the Purchased Assets, the Assumed Obligations or the Business; provided, that “Documents” does not include: (i) any of the foregoing to the extent related to the Excluded Assets or Excluded Liabilities; (ii) information which, if provided to Buyer, would violate any applicable Law or Order; or (iii) any valuations of or related to the Business, the Purchased Assets, or the Assumed Obligations (other than studies, reports, and similar items prepared by or on behalf of Seller for the purposes of completing, performing, prosecuting or executing any rate case, any other filing with any Governmental Entity, unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related principally to the Business and the Purchased Assets).

“Easements” means all easements, license agreements, railroad crossing rights, rights-of-way, leases for rights-of-way, and similar use and access rights related to the Purchased Assets or the Business.

“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, easements, covenants, encumbrances, obligations, limitations, title defects, deed restrictions, preferential purchase rights or options, and any other restrictions of any kind, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) arising pursuant to any Environmental Laws or

Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the Environment.

“Environmental Laws” means all Laws relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those Laws.

“Environmental Permits” means all permits, certifications, licenses, franchises, exemptions, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person or entity that together with Seller would be deemed to be under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exon-Florio Amendment” means Section 721 of Title VII of the Defense Production Act of 1950, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, an Order granting such Required Regulatory Approval that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and that has become final and non-appealable, and with respect to which any required waiting period prescribed by applicable Law before the transactions contemplated by this Agreement may be consummated has expired, and all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied.

“Ft. Benning Contract” means that certain Solicitation, Offer and Award, Contract No. DACA63-01-C-0009, dated September 22, 2001, as modified by that certain Amendment of Solicitation/Modification of Contract No. DABT10-90-D-5040, dated September 23, 2010.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.

“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income, profits, or receipts (including capital gains Taxes and minimum Taxes) or (ii) multiple bases (including corporate franchise and business license Taxes) if one or more of the bases on which such Tax may be based, measured by, or calculated with respect to is described in clause (i), in each case together with any interest, penalties, or additions to such Tax.

“Indebtedness” means (i) indebtedness for borrowed money; (ii) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with customary trade practices; (iii) the guaranty or other assumption of liability for, or grant of an Encumbrance or provision of collateral to secure, the obligations of any other Person; (iv) capital lease obligations; and (v) all reimbursement and other obligations (contingent or otherwise) in respect of letters of credit or similar instruments.

“Independent Accounting Firm” means any independent accounting firm of national reputation mutually appointed by Seller and Buyer; provided, however, that if the Parties are unable to so agree, each shall select an accounting firm, and such accounting firms shall mutually agree upon and appoint a third, which third shall be the Independent Accounting Firm.

“Intellectual Property” means (i) any U.S. or foreign patents, copyrights, trademarks, maskworks, and other similar intangible rights throughout the world, and applications or registrations for any of the foregoing, (ii) any protectable or proprietary interest, whether registered or unregistered, in know-how, trade secrets, database rights, software, operating and manufacturing procedures, designs, specifications and the like, (iii) any protectable or proprietary interest in any similar intangible asset of a technical, scientific or creative nature, and (iv) any protectable or proprietary interests in or to any documents or other tangible media containing any of the foregoing.

“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity.

“Limited Warranty Deed” means the limited warranty deed or deeds to be executed and delivered by Seller (or, with respect to the Additional Real Property, Building Seller) at the Closing, substantially in the form set forth on Exhibit 1.1-C attached hereto.

“LNG Facility” means Seller’s liquid natural gas facility located in Columbus, Georgia, including all real and personal property comprising the same, as more particularly described on Schedule 1.1-B.

“LNG Facility Regulatory Determination” means the LNG Facility Sale Determination or the LNG Facility Exclusion Determination, as applicable.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, costs, and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations, or financial condition of the Business, taken as a whole, or on the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, but shall not include an effect that results from or arises out of (i) the announcement or pendency of this Agreement and the transactions contemplated hereby, (ii) factors generally affecting the international, national or regional economy, financial markets, capital markets, or commodities markets, (iii) any change in international, national, regional, or local regulatory or political conditions, (iv) any Law or Order (other than a Law adopted or an Order issued specifically with respect to the Business, the Purchased Assets, or the transactions contemplated by this Agreement), (v) any change in GAAP or in the generally applicable principles used in the preparation of the financial statements as required by any Applicable Commission, (vi) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (vii) any changes or developments in national, regional, state or local natural gas transmission or distribution systems, (viii) any changes or developments in national, regional, state, or local wholesale or retail natural gas prices, (ix) acts expressly permitted by this Agreement or consented to or requested by Buyer, (x) any outbreak or escalation of hostilities or acts of war or terrorism, and (xi) any changes in weather or climate or acts of God.

“Order” means any order, decision, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Party” means either Buyer or Seller, as indicated by the context, and “Parties” means Buyer and Seller.

“Permits” means all permits, certifications, licenses, franchises, exemptions, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by Seller for the operation of the Business or the Purchased Assets, other than Environmental Permits.

“Permitted Encumbrances” means (i) those Encumbrances set forth on Schedule 1.1-C; (ii) Encumbrances securing or created by or in respect of any of the Assumed Obligations; (iii) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings; (iv) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or that are not material in amount and the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (v) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities; (vi) all rights of condemnation, eminent domain, or other similar rights of any Person; (vii) all Encumbrances arising under approvals by any Governmental Entities; (viii) Encumbrances existing under or as a result of any leases of Real Property identified in the Seller Disclosure Schedules; (ix) Encumbrances created by or through Buyer as of the Closing; and (x) such other Encumbrances that do not, individually or in the aggregate, materially interfere with Buyer’s operation of the Business or use of any of the Purchased Assets in the manner currently used and do not secure any Excluded Liabilities.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“Prime Rate” means, for any day, the prime rate as published in The Wall Street Journal, Eastern Edition.

“Regulatory Order” means an Order issued by an Applicable Commission or FERC that affects or governs the rates, services, or other utility operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.

“Seller Disclosure Schedules” means, collectively, all Schedules referenced in Article V of this Agreement.

“Seller Marks” means all registered and unregistered trademarks, service marks, trade names, logos, Internet domain names and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing (“Trademarks”), owned by Seller or its Affiliates, including all Trademarks that include the term “Atmos” and all Trademarks related thereto or containing or comprising the foregoing, including any Trademarks confusingly similar thereto or dilutive thereof.

“Seller Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, (ii) CFIUS Approval, and (iii) the approvals set forth on Schedule 1.1-D.

“Seller’s Knowledge,” or words to similar effect, means the actual knowledge of the persons set forth on Schedule 1.1-E following reasonable inquiry of the employees of Seller and its Affiliates.

“Seller’s Representatives” means Seller’s accountants, employees, counsel, environmental consultants, financial advisors, managers and other Representatives.

“Subsidiary,” when used in reference to a Person, means any Person of which outstanding securities or other equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such first Person.

“Tax” and “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, or local taxing authority, including income, excise, property, sales, transfer, franchise, license, payroll, withholding, social security, or other taxes (including any escheat or unclaimed property obligations), including any interest, penalties, or additions attributable thereto.

“Tax Affiliate” of a Person means a member of that Person’s Affiliated Group and any other Subsidiary of that Person which is a partnership or is disregarded as an entity separate from that Person for Tax purposes.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“Territory” means the service territory described on Schedule 1.1-F.

“Transferred Employee Records” means the following records relating to Transferred Employees: (i) skill and development training records and resumes, (ii) seniority histories, (iii) current and historical salary and benefit information, (iv) Occupational, Safety and Health

Administration medical reports, (v) active medical restriction forms, and (vi) job performance reviews and applications; provided that such records will not be deemed to include any record which Seller is restricted by applicable Law from providing to Buyer.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

(b) In addition, each of the following terms has the meaning specified in the Appendix or Section set forth opposite such term:

Term	Reference

Actual Transfer Date	Section 7.10(d)

Additional Real Property	Section 2.1A

ADIT	Appendix A

Adjustment Amount	Appendix A

Adjustment Dispute Notice	Section 3.2(c)

Agreement	Recitals

Algonquin	Recitals

Asset Transfer Amount	Section 7.10(d)

Assumed Obligations	Section 2.3

Base Net PPE Amount	Appendix A

Benefit Plan	Section 5.15(a)

Billed Revenues	Section 3.5

Burdensome Condition	Section 7.7(c)(i)

Buyer	Recitals

Buyer’s 401(k) Plan	Section 7.10(e)

Buyer’s Cafeteria Plan	Section 7.10(h)

Buyer Indemnitees	Section 9.2(a)

Buyer’s Pension Plan	Section 7.10(d)

Cafeteria Plan Participants	Section 7.10(h)

Closing	Section 4.1

Closing Date	Section 4.1

Closing Net PPE Amount	Appendix A

Closing Payment Amount	Section 3.2(a)

Collective Bargaining Agreements	Section 5.9(a)(iv)

Confidential Information	Section 7.3(a)

Continuation Period	Section 7.10(b)

Current Assets	Appendix A

Current Liabilities	Appendix A

Direct Loss	Section 9.3(d)

Division Balance Sheets	Section 5.5(a)

Division Income Statements	Section 5.5(a)

Effective Time	Section 4.1

Excluded Assets	Section 2.2

Excluded Liabilities	Section 2.4

FERC Accounting Rules	Appendix A

FERC Accounts	Appendix A

Franchises	Section 5.9(a)(i)

Final Purchase Price	Section 3.2(e)

Guaranty	Recitals

Indemnifiable Loss	Section 9.2(a)

Indemnifying Party	Section 9.3(a)

Indemnitee	Section 9.3(a)

Inventory	Section 2.1(a)(iii)

IT Assets	Section 2.1(a)(iv)

Large Volume Meters	Section 3.5

LNG Facility Exclusion Determination	Section 7.1(g)(ii)

LNG Facility PPE	Section 7.1(g)(iii)

LNG Facility Sale Determination	Section 7.1(g)(i)

Material Contracts	Section 5.9(a)

Net Other Regulatory Amount	Appendix A

Net PPE Adjustment	Appendix A

OPEB Adjustment Amount	Appendix A

Pension Plan Assumptions	Section 7.10(d)

Post-Closing Adjustment Statement	Section 3.2(b)

Purchase Price	Section 3.1

Purchased Assets	Section 2.1

Qualifying Offer	Section 7.9(b)

Real Property	Section 2.1(a)(i)

Recoverable Liabilities	Section 2.3(h)

Regulatory Assets	Appendix A

Regulatory Liabilities	Appendix A

Retained Agreements	Section 2.2(g)

Retiree Plan Assumptions	Section 7.10(f)

Schedule Update	Section 7.16

Seller	Recitals

Seller Indemnitees	Section 9.2(b)

Seller’s 401(k) Plan	Section 7.10(e)

Seller’s Actuary	Section 7.10(d)

Seller’s Cafeteria Plan	Section 7.10(h)

Seller’s Pension Plan	Section 7.10(d)

Seller’s Retiree Plan	Section 7.10(f)

Termination Date	Section 10.1(b)

Third Party Claim	Section 9.3(a)

Transaction Taxes	Section 7.8(a)

Transferable Permits	Section 2.1(e)

Transferred Employee	Section 7.9(b)

Transition Committee	Section 7.1(e)

Unbilled Revenues	Section 3.5

Value	Appendix A

Vehicles	Section 2.1(a)(v)

Working Capital Amount	Appendix A

Section 1.2 Other Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a) Appendices, Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Appendix,” “Exhibit” or “Schedule” refers to an Appendix, Exhibit or Schedule to this Agreement. The Appendices, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Appendix, Exhibit or Schedule but not otherwise defined therein are defined as set forth in this Agreement. In the event of conflict or inconsistency, this Agreement and the Appendices shall prevail over any Exhibit or Schedule.

(b) Time Periods. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(c) Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(d) Certain Terms. Any reference in this Agreement to “dollars” or “$” means U.S. dollars. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Appendices, Exhibits and Schedules to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “to the extent” when used in reference to a liability or other matter means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject or period.

(e) Headings. The division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchased Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title, and interest in, to, and under the real and personal property, tangible or intangible, described below, as the same exists at the Effective Time (and, as permitted or contemplated hereby, with such additions and deletions as shall occur from the date hereof through the Effective Time), except to the extent that such assets are Excluded Assets (collectively, together with the assets described in Section 2.1A, the “Purchased Assets”):

(a) The following real and personal property, plant and equipment and related tangible property:

(i) the real property and real property interests described on Schedule 2.1(a)(i), including buildings, structures, pipelines, other improvements, and fixtures located thereon; the leasehold interests under the leases described on Schedule 2.1(a)(i); and the Easements (all of the foregoing, together with the Additional Real Property, the “Real Property”);

(ii) all other natural gas distribution utility system assets installed in the Territory and used principally in the Business, as generally described on Schedule 2.1(a)(ii);

(iii) all parts and other inventory that are held for use specifically in connection with the Business (collectively, the “Inventory”);

(iv) all information technology and communications equipment that is installed or in use solely at or on, and used principally in connection with the operation of, the Purchased Assets, except as otherwise provided in Section 2.2(f) (the “IT Assets”);

(v) all motor vehicles, trailers and similar rolling stock that is held for use principally in connection with the Business, to the extent owned by Seller as of the Effective Time (including as a result of any purchase thereof by Seller pursuant to Section 7.6(c)) (the “Vehicles”);

(vi) all furnishings, fixtures, machinery, equipment, materials and other tangible personal property owned by Seller (other than Inventory, IT Assets and Vehicles) that is located in the Territory and that is used principally in connection with the operation of the Business; and

(vii) any assets that are leased on the date hereof by Seller but that are purchased by Seller pursuant to Section 7.6(c) for inclusion in the Purchased Assets;

(b) all Billed Revenues and Unbilled Revenues, each as defined in Section 3.5, which for the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, shall constitute Current Assets for purposes of calculating the Adjustment Amount;

(c) the under-recovered purchased gas cost adjustment charges, prepayments, deferred charges and similar items of the type included in the applicable FERC Accounts set forth on Appendix A and principally related to the Business, to the extent that at the Effective Time Buyer will be entitled to the benefit of such items;

(d) the Business Agreements, subject to Section 7.6(b);

(e) all Permits used or held by Seller principally in connection with the Business or the ownership or operation of any of the Purchased Assets, except to the extent that, notwithstanding compliance by Seller with its obligations hereunder, any such Permits are prohibited by applicable Law or the terms of such Permits from being assigned to Buyer in connection with the transactions contemplated hereby (the “Transferable Permits”);

(f) the Documents;

(g) all warranties against manufacturers or vendors relating to any of the Purchased Assets, to the extent transferrable;

(h) Claims and defenses of Seller to the extent such Claims or defenses relate to the Purchased Assets or Assumed Obligations, provided such Claims and defenses will be assigned by Seller to Buyer without warranty or recourse;

(i) notwithstanding any provision of Section 2.2, the assets and other rights set forth on Schedule 2.1(i);

(j) the assets transferred pursuant to Section 7.10 with respect to the Benefit Plans; and

(k) any other assets that are principally related to the current operation of the Business, other than the Excluded Assets.

Section 2.1A Additional Real Property. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will cause Building Seller to sell, assign, convey, transfer, and deliver to Liberty Utilities Co., and Buyer will cause Liberty Utilities Co. to purchase and acquire from Building Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), fee title to the real property and real property interests described on Schedule 2.1A, including buildings, structures, other improvements, and fixtures located thereon (the “Additional Real Property”).

Section 2.2 Excluded Assets. The Purchased Assets do not include any property or assets of Seller not described in Section 2.1 and Section 2.1A and, notwithstanding any provision to the contrary in Section 2.1 or elsewhere in this Agreement (other than as set forth on Schedule 2.1(i)), the Purchased Assets do not include the following property or assets of Seller (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”):

(a) [reserved];

(b) cash, cash equivalents, and bank deposits;

(c) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and any other debt or equity interest in any Person;

(d) all assets used by Seller in performing corporate, support, administrative and other services from locations outside of the Territory;

(e) all assets relating to the Benefit Plans, except for those assets transferred pursuant to Section 7.10;

(f) all information technology and communications equipment used in connection with any business of Seller other than the Business, which for the avoidance of doubt may also be used in connection with the Business and the operation of the Purchased Assets, such as network resources and integrated systems of Seller to which the IT Assets may connect or with which the IT Assets may communicate;

(g) (i) all agreements, contracts and understandings set forth on Schedule 2.2(g), (ii) all Material Contracts existing as of the date hereof that are not set forth on Schedule 5.9(a) as of the date hereof, unless otherwise elected by Buyer, and (iii) except as otherwise provided in Section 7.1(b), any Business Agreement that is entered into after the date hereof that, if existing on the date hereof, would be required to be set forth on Schedule 5.9(a) as a Material Contract (all of the foregoing, the “Retained Agreements”);

(h) any assets that have been disposed of by Seller in the ordinary course of business or otherwise in compliance with this Agreement after the date hereof and prior to the Closing;

(i) all books and records other than the Documents;

(j) the Seller Marks and any other Intellectual Property or rights therein;

(k) any refund or credit related to Taxes paid by or on behalf of Seller, whether such refund is received as a payment or as a credit against future Taxes payable (except to the extent such Tax payments are charged to Buyer pursuant to Section 3.4 hereof);

(l) except to the extent expressly provided in Section 2.1(h), all Claims of Seller against any Person;

(m) all insurance policies, and rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Business;

(n) the rights of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby; and

(o) the assets and other rights set forth on Schedule 2.2(o).

Section 2.3 Assumed Obligations. On the Closing Date, Buyer will deliver to Seller the Bill of Sale pursuant to which Buyer will specifically assume, as of the Effective Time, the following liabilities and obligations of Seller (the “Assumed Obligations”):

(a) any trade accounts payable or other accrued and unpaid current expenses in respect of goods and services incurred principally by or for the Business in the ordinary course of business, to the extent included in the FERC Accounts used for calculation of the Adjustment Amount in accordance with Appendix A;

(b) all liabilities and obligations of Seller with respect to over-recovered purchased gas cost adjustment charges (subject to Section 9.2(a)(iv)), and all customer deposits, customer advances for construction, deferred credits, regulatory liabilities and other similar items, in each case principally related to the Business, to the extent included in the FERC Accounts used for calculation of the Adjustment Amount in accordance with Appendix A;

(c) all obligations of Seller under any Regulatory Order applicable to the Business or the Purchased Assets, other than (i) payment obligations of Seller arising in respect of periods prior to the Effective Time, except to the extent included in the FERC Accounts used for calculation of the Adjustment Amount in accordance with Appendix A; and (ii) obligations imposed on Seller (rather than on Buyer as Seller’s successor with respect to the Business) under any Regulatory Order issued specifically with respect to the transactions contemplated by this Agreement;

(d) all liabilities and obligations of Seller arising in respect of the period on or after the Effective Time under the Business Agreements, the Transferable Permits and any other agreements or contractual rights, in each case to the extent assigned to Buyer pursuant to the terms of this Agreement;

(e) all liabilities and obligations associated with the Purchased Assets or the Business in respect of Taxes to the extent Buyer is expressly liable therefor pursuant to Section 3.4 or Section 7.8;

(f) all liabilities and obligations for which Buyer is expressly responsible pursuant to Section 7.10;

(g) all liabilities accruing or arising from and after the Effective Time out of or relating to the conduct or operation of the Business from and after the Effective Time or the ownership or use of the Purchased Assets from and after the Effective Time; and

(h) all liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Purchased Assets prior to the Effective Time to the extent that Buyer is entitled to recover the same through the rates of the operating Business after the Effective Time (“Recoverable Liabilities”).

Section 2.4 Excluded Liabilities. Seller acknowledges that the sole liabilities and obligations being assumed by Buyer are the Assumed Obligations and Seller shall retain all other liabilities and obligations, including (collectively, the “Excluded Liabilities”):

(a) any liabilities or obligations of Seller to the extent related to any Excluded Assets;

(b) any liabilities or obligations of Seller in respect of Indebtedness;

(c) any liabilities or obligations in respect of Taxes of Seller or any Tax Affiliate of Seller, or any liability of Seller for unpaid Taxes of any Person under Treasury Regulation section 1.1502-6 (or similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise, except for Taxes for which Buyer is expressly liable pursuant to Section 3.4 or Section 7.8;

(d) any obligations of Seller or any of its Affiliates for wages, vacation pay, other paid time off, employment Taxes, bonuses, other incentive compensation, commissions, expense reimbursement, or retention or severance pay to the extent attributable to the period prior to the Effective Time or which may become payable as a result of the Closing;

(e) except as otherwise expressly provided in Section 7.10, any liabilities under or relating to any Benefit Plan at any time maintained, contributed to or required to be contributed to by Seller or any of its Affiliates, or under which Seller or any Affiliate has or may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller’s or any of Seller’s Affiliate’s withdrawal or partial withdrawal from or termination of any Benefit Plan;

(f) except for the Recoverable Liabilities, any liabilities or obligations arising from any Claim (including any workers’ compensation claim) involving the Purchased Assets or the Business filed or arising from an Actionable Incident occurring prior to the Effective Time, including any such Claims or Actionable Incidents disclosed in the Seller Disclosure Schedules; and

(g) any liabilities or obligations of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby.

Section 2.5 Intercompany Accounts. Prior to the Effective Time, Seller shall cause all intercompany payables, receivables and loans between the Business, on the one hand, and Seller and its Affiliates, on the other hand, to be settled or cancelled; provided, however, that the foregoing shall not apply to any Business Agreement entered into prior to the Effective Time between Seller and Atmos Energy Marketing, LLC, to which Buyer consents in writing pursuant to Section 7.1(b), relating to the provision of certain gas supply services.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be an amount in cash equal to $140,660,000.00, increased by the Adjustment Amount if the Adjustment Amount is a positive number, or decreased by the Adjustment Amount if the Adjustment Amount is a negative number. The Adjustment Amount will be determined in accordance with Appendix A.

Section 3.2 Determination of Purchase Price.

(a) No later than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a good faith estimate of the Purchase Price, calculated in accordance with Appendix A, together with reasonable supporting documentation and worksheets. Within two (2) Business Days following receipt by Buyer of such estimate, Buyer may in good faith object in writing to Seller’s estimate, in which case the Parties shall endeavor to reconcile their differences in good faith by negotiation prior to the Closing Date; provided that, in the event the Parties are unable to reconcile their differences, Seller’s estimate of the Purchase Price shall prevail. The amount of Seller’s estimate of the Purchase Price (or the estimate of the Purchase Price to which the Parties agree) (the “Closing Payment Amount”) shall be paid to Seller at the Closing.

(b) Within sixty (60) days after the Closing Date, Seller will prepare and deliver to Buyer a revised calculation of the Purchase Price, calculated in good faith in accordance with Appendix A, together with worksheets and supporting documentation (the “Post-Closing Adjustment Statement”). Seller agrees that Buyer shall have a reasonable right of consultation with Seller in connection with Seller’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Buyer with access to its books, records, information, and employees as Buyer may reasonably request. In the event that Buyer raises any objections or disagreements with any methodology used or determination made by Seller during the preparation of the Post-Closing Adjustment Statement, the Parties will attempt in good faith to resolve such objection or disagreement prior to delivery of the Post-Closing Adjustment Statement by Seller to Buyer. No action or inaction by Buyer under this Section 3.2(b) shall prejudice any rights of Buyer under Section 3.2(c) or otherwise.

(c) The amounts determined by Seller as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within thirty (30) days after Seller has delivered the Post-Closing Adjustment Statement Buyer notifies Seller of any dispute with respect to matters set out in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by Buyer (an “Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Buyer disagrees, the basis of such disagreement, and Buyer’s position with respect to such disputed item; provided that the disagreement may be based for purposes of this Section 3.2 only on mathematical errors or amounts reflected in the Post-Closing Adjustment Statement not being calculated in accordance with Appendix A and the accounting principles specified therein.

(d) If Buyer delivers an Adjustment Dispute Notice in compliance with Section 3.2(c) and Seller and Buyer are unable to reach a resolution with respect to all disputed items within thirty (30) days of delivery of the Adjustment Dispute Notice, Seller and Buyer will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm. The Independent Accounting Firm will be instructed to determine and resolve any such remaining disputed items in accordance with the accounting principles used in the preparation of the Division Balance Sheets and Division Income Statements, as appropriate depending on the item at issue, and report to the Parties, within thirty (30) days after such submission, of the Independent Accounting Firm’s determination and resolution. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Seller and Buyer so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of any such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts initially submitted to the Independent Accounting Firm.

(e) Within five (5) days following the final determination of the Purchase Price pursuant to Section 3.2(c) or Section 3.2(d) (as so determined, the “Final Purchase Price”), (i) if the Final Purchase Price is greater than the Closing Payment Amount, Buyer will pay the difference to Seller; or (ii) if the Final Purchase Price is less than the Closing Payment Amount, Seller will pay the difference to Buyer. Any amount paid under this Section 3.2(e) will be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date. Any amount paid under this Section 3.2(e) shall be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment. Neither the determination of the Final Purchase Price nor any payment thereof shall be deemed to waive or limit in any respect any representation or warranty or rights in respect thereof under this Agreement.

Section 3.3 Allocation of Purchase Price. The sum of the Purchase Price and the Assumed Obligations will be allocated among the Purchased Assets on a basis consistent with section 1060 of the Code and the Treasury Regulations thereunder. The Parties will work together in good faith to agree upon such allocation in conjunction with the determination of the Final Purchase Price. In the event that such agreement has not been reached within thirty (30) days following the determination of the Final Purchase Price, the allocation will be determined by the Independent Accounting Firm, and such determination will be binding on the Parties. Each Party will pay one-half of the fees and expenses of the Independent Accounting Firm in connection with such determination. Each Party will report the transactions contemplated by this Agreement for federal Income Tax and all other Tax purposes in a manner consistent with such allocation. Each Party will provide the other promptly with any other information required to complete Form 8594 under the Code. Each Party will notify the other, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 3.3.

Section 3.4 Prorations.

(a) For purposes of determining the Purchase Price, personal property and real property Taxes, fees with respect to any Transferable Permits, rents under any leases of real or personal property, or other similar expenses, that are not due or assessed until after the Effective Time but which are attributable in whole or in part to any period commencing prior to the Effective Time, and any other amounts that by the terms of this Agreement are to be allocated between the Parties, will be prorated as of the Effective Time, with Seller liable to the extent such items relate to any period prior to the Effective Time, and Buyer liable to the extent such items relate to any period from and after the Effective Time. If the actual amounts to be prorated are not known, Seller shall include an itemized estimate in the Post-Closing Adjustment Statement based upon the most recent available rates, assessments, valuations, or other data, and the Parties shall adjust the amounts paid at the Closing to reflect such prorations. Any prorations shall be made so as to avoid duplication of any amounts, and will be adjusted to properly take into account any amounts thereof used in determining the Purchase Price.

(b) The proration of all items under this Section 3.4 will be recalculated by Buyer within a reasonable period of time following the date upon which the actual amounts become available to Buyer. Buyer will notify Seller of such recalculated amounts, and will provide Seller with all documentation relating to such recalculations, including tax statements and other notices from third parties. The Parties will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

Section 3.5 Unbilled Revenues. On and prior to the Closing Date, Seller shall read all customer meters in their normal cycle and in due course render the related bills to its customers served by the Business. Seller shall also read each daily read transportation customer meter (collectively, the “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyer with the last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date. After the Closing Date, Buyer shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between Seller’s last reading in the normal cycle and Buyer’s first reading in the normal cycle to the customers served by the Business. Buyer shall determine the volume of gas sold by Seller prior to the Closing Date through Large Volume Meters by Seller’s meter readings on the day immediately preceding the Closing Date. Buyer shall determine by allocation the volumes of gas sold through all meters other than Large Volume Meters, by Seller prior to the Closing Date, and by Buyer on and after the Closing Date and prior to its first meter reading, through meters without charts. Such allocation shall be consistent with Seller’s past practices for unbilled revenues. The receivables related to the volume of gas allocable to Seller under this Section 3.5 but not yet billed to customers served by the Business shall be defined as “Unbilled Revenues.” “Billed Revenues” shall mean all outstanding bills to customers served by the Business that have not been paid as of the Closing Date less (i) any offset that results from the difference between installment payments and gas consumed and (ii) allowance for bad debt, which shall be calculated consistent with Seller’s past practices.

ARTICLE IV

THE CLOSING

Section 4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Obligations (the “Closing”) will take place at the offices of Seller in Dallas, Texas, beginning at 10:00 A.M. (Central time) on the first Business Day of the calendar month following the calendar month during which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” The purchase and sale of the Purchased Assets and assumption of the Assumed Obligations will be effective as of 12:01 A.M. (Central time) on the Closing Date (the “Effective Time”).

Section 4.2 Closing Payment. At the Closing, Buyer will pay or cause to be paid to Seller the Closing Payment Amount, by wire transfer of immediately available funds or by such other means as may be agreed upon by Seller and Buyer.

Section 4.3 Seller’s Closing Deliveries. At or prior to the Closing, Seller will deliver the following to Buyer:

(a) the certificate contemplated by Section 8.2(d);

(b) the Bills of Sale, duly executed by Seller and Building Seller, as applicable;

(c) one or more deeds of conveyance of the parcels of Real Property with respect to which Seller (or, in the case of the Additional Real Property, Building Seller) holds fee interests, substantially in the form of the Limited Warranty Deed, duly executed and acknowledged by Seller or Building Seller, as applicable, and in recordable form;

(d) one or more instruments of assignment or conveyance, substantially in the form of the Assignments of Easements, as are necessary to transfer the Easements, duly executed and acknowledged by Seller and in recordable form;

(e) all such other instruments of assignment or conveyance as are reasonably requested by Buyer in connection with the transfer of the Purchased Assets to Buyer in accordance with this Agreement;

(f) all consents, waivers or approvals obtained by Seller from third parties in connection with this Agreement;

(g) terminations or releases of all Encumbrances, other than Permitted Encumbrances, on the Purchased Assets; and

(h) such other agreements, documents, instruments, and writings as are required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

Section 4.4 Buyer’s Closing Deliveries. At or prior to the Closing, Buyer will deliver the following to Seller:

(a) the certificate contemplated by Section 8.3(c);

(b) the Bills of Sale, duly executed by Buyer;

(c) all such other documents, instruments, and undertakings as are reasonably requested by Seller in connection with the assumption by Buyer of the Assumed Obligations in accordance with this Agreement;

(d) all consents, waivers, or approvals obtained by Buyer from third parties in connection with this Agreement; and

(e) such other agreements, documents, instruments and writings as are required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the date hereof and, except to the extent expressly made only as of an earlier date, as of the Closing (giving effect, solely for purposes of Article IX hereof, to any Schedule Update):

Section 5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Seller makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2 Authority and Enforceability. Seller has all corporate power and authority necessary to execute and deliver, and to perform its obligations under, and, subject to the satisfaction of the closing conditions, to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. At the Closing, each of the Ancillary Agreements to which Seller is contemplated to be a party will be duly and validly executed and delivered by Seller and will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 5.3 No Conflicts; Consents. Except as set forth on Schedule 5.3, neither the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will:

(a) violate or conflict with any of Seller’s Governing Documents;

(b) violate any Law or Order applicable to Seller or any of the Purchased Assets, except for any such violations of Law or Order that would not have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates;

(c) other than the Seller Required Regulatory Approvals and, to the extent provided in Section 7.1(g), the LNG Facility Regulatory Determination, require any declaration, filing, or registration by Seller or any of its Affiliates with, or notice by Seller or any of its Affiliates to, or authorization, consent, or approval with respect to Seller or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals (i) the failure of which to obtain or make would not have a Material Adverse Effect or (ii) that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates; or

(d) violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation or termination, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets (i) under or pursuant to any Business Agreement, Permit, Environmental Permit, or any other loan agreement, note, bond, mortgage, indenture, or other material instrument or agreement to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of the Purchased Assets may be bound, except for any such violations, conflicts, breaches, consents, approvals, defaults or other occurrences that would not have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates, or (ii) under or pursuant to any Material Contract.

Section 5.4 Governmental Filings. Except as set forth on Schedule 5.4, since October 1, 2009, Seller has filed or caused to be filed with the Applicable Commission and FERC all material forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) required by Law or Order to be filed by Seller with the Applicable Commission or FERC with respect to the Business, the Purchased Assets, or the Assumed Obligations. As of the respective dates on which such forms, statements, reports, and documents were filed (but giving effect to any subsequent amendment thereof prior to the date hereof), each complied in all material respects with all requirements of any Law or Order applicable thereto in effect on such date and were true and correct in all material respects.

Section 5.5 Financial Information.

(a) Schedule 5.5(a) sets forth the balance sheet of the Business (including the LNG Facility) as of September 30, 2011 (the “Division Balance Sheets”) and the income statements for the Business (including the LNG Facility) for the 12-month period ended September 30, 2011, and the nine-month period ended June 30, 2012 (the “Division Income Statements”). The Division Balance Sheets and the Division Income Statements were prepared in accordance with principles used in the preparation of the financial statements of the applicable state-specific division in connection with the submission of such financial statements to the Applicable Commission (except that with respect to the interim financial statements, certain items that are not customarily allocated by Seller at the state level, such as income taxes and long-term debt, are excluded), and fairly present, in all material respects, the financial condition and results of operation of the Business (including the LNG Facility) as of the dates thereof or for the periods covered thereby.

(b) Except as set forth on Schedule 5.5(b), neither Seller nor any of its Affiliates has any indebtedness or liability, absolute or contingent, related to the Purchased Assets or the Business of a nature required by GAAP to be reflected in a balance sheet relating solely to the Business, other than liabilities, obligations or contingencies (i) that are accrued or reserved against in the Division Balance Sheets, (ii) that were incurred in the ordinary course of business since September 30, 2011, or (iii) that would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Appendix B fairly presents, as if the Effective Time were June 30, 2012, the assets and liabilities required to be included in the calculation of the Adjustment Amount pursuant to Appendix A (assuming, solely for purposes of this hypothetical calculation, that the Retiree Plan Assumptions are as set forth on Schedule 7.10(f)), and such assets and liabilities are of a nature reasonably believed by Seller to be includable in or required to be credited against rate base or amounts otherwise recoverable through the rates and tariffs of the Business pursuant to, and are calculated in accordance with, the rules and standards of the Applicable Commissions prevailing as of the date thereof.

Section 5.6 Changes. Except as set forth on Schedule 5.6, since September 30, 2011, the Business has been operated, in all material respects, in the ordinary course of business consistent with past practice (except as otherwise contemplated by this Agreement), and no change or event has occurred which, either individually or in the aggregate, has resulted or, with the passage of time, would result in a Material Adverse Effect.

Section 5.7 Scope of Purchased Assets. The Purchased Assets include no assets other than those used in the operation of the Business as currently conducted by Seller and, together with the Excluded Assets identified in subsections (a) through (o) of Section 2.2 and Buyer’s rights under this Agreement and the Ancillary Agreements, constitute all of the material assets required by Seller for the conduct of the Business in substantially the same manner as currently conducted by Seller. Except as otherwise described in Section 2.1A, no Affiliate of Seller holds any interest in or otherwise has any rights with respect to any of the Purchased Assets.

Section 5.8 Title. Upon consummation of the transactions contemplated by this Agreement and receipt of all consents and approvals disclosed on Schedule 5.3, Seller (or, in the case of the Additional Real Property, Building Seller) will have assigned, transferred and conveyed to Buyer good and transferable title to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 5.9 Material Contracts.

(a) Schedule 5.9(a) lists all of the following Business Agreements (the “Material Contracts”):

(i) each agreement, ordinance, or other grant of any municipal, town or county franchise relating to the Business (the “Franchises”), except for such Franchises, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect;

(ii) all agreements between Seller and any of its Affiliates with respect to the Business, Purchased Assets or Assumed Obligations, including all such agreements for the provision of any commodities, goods, or services;

(iii) all agreements between Seller and one or more Business Employees that provides for (A) employment other than on an at-will basis, (B) bonus or incentive compensation, or (C) any retention, severance or change of control payment;

(iv) all collective bargaining agreements or other agreements with any labor union, employees’ association or other employee representative of a group of Business Employees (“Collective Bargaining Agreements”);

(v) all leases, subleases, licenses or other agreements by which any right to use or occupy any interest in real property is granted by or to Seller, except for such leases, subleases, licenses or other agreements, the existence or absence of which would not, individually or in the aggregate, have a Material Adverse Effect and that do not individually involve expenditures in excess of $150,000 in any year;

(vi) all agreements that individually involve expenditures (whether by or to Seller) in excess of $150,000 in any year;

(vii) all agreements for or relating to Indebtedness, or pursuant to which any Encumbrance is granted in or to any of the Purchased Assets;

(viii) all agreements providing for the extension of credit by Seller, other than (A) the extension of credit to vendors in the ordinary course of business consistent with past practice, and (B) normal employee advances and other customary extensions of credit in the ordinary course that are not material in amount;

(ix) all agreements granting to any Person any right or option to purchase or otherwise acquire any of the Purchased Assets, including rights of first option, rights of first refusal, or other preferential purchase rights;

(x) all agreements restricting the right of Seller to compete with any Person or in any line of business or geographic area; and

(xi) all partnership, joint venture and joint ownership agreements, and all similar material agreements (however named) involving a sharing of assets, profits, losses, costs or liabilities.

(b) Seller has made available to Buyer copies of all Material Contracts, together with all amendments, waivers, or other changes thereto, which are correct and complete in all material respects. Except as set forth on Schedule 5.9(b), (i) each Material Contract is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, and, to Seller’s Knowledge, is a valid and binding obligation of each other party thereto, enforceable against it in accordance with its terms, in each case except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally, and (ii) neither Seller nor, to Seller’s Knowledge, any other party thereto is (or, upon the passage of time or the giving of notice, or both, would be) in material default under or breach of any Material Contract.

(c) All agreements entered into or otherwise utilized by Seller for the purchase, supply, transmission, transportation, storage and delivery of natural gas or other energy commodities, or for the management of price or other risks associated therewith, in each case that relate principally to the Business, have been approved by or otherwise satisfy all requirements of the Applicable Commissions.

(d) Seller has all Franchises and other rights required under applicable Law to provide natural gas distribution service to retail distribution customers located within the Territory, except for such Franchises, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Schedule 5.9(e) sets forth a list of each contact and agreement, other than Business Agreements to be assigned to Buyer hereunder, under which expenditures allocable to the Business exceed $250,000 in any year or that is otherwise material to the operation of the Business.

Section 5.10 Legal Proceedings. Except as set forth on Schedule 5.10, there are no pending or, to Seller’s Knowledge threatened, material Claims relating to the Business, the Purchased Assets, or the Assumed Obligations.

Section 5.11 Compliance with Law; Orders; Permits.

(a) Except as set forth on Schedule 5.11(a), Seller (and, with respect to the Additional Real Property, Building Seller) is, and to Seller’s Knowledge at all times since October 1, 2009 has been, in compliance with all Laws, Orders and Permits applicable to the Purchased Assets or the Business, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except for Regulatory Orders of general applicability or as set forth on Schedule 5.11(b), Seller is not subject to any outstanding Orders that would reasonably be expected to impose any material restriction or materially burdensome requirement on the Purchased Assets or the Business following the Closing.

(c) Except as set forth on Schedule 5.11(c), Seller (and, with respect to the Additional Real Property, Building Seller) possesses all Permits necessary to own and operate the Business and the Purchased Assets as currently operated, all of such Permits are in full force and effect, and no appeal or other proceeding is pending or, to Seller’s Knowledge, threatened to revoke any such Permits, except where the failure to have such Permit, such failure to be in effect, or such appeals or proceedings would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.12 Environmental Matters. The representations and warranties contained in this Section 5.12 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter related to the Business, the Purchased Assets or Seller’s ownership or operation thereof. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) To Seller’s Knowledge, no Environmental Permits are necessary for Seller (or, with respect to the Additional Real Property, Building Seller) to operate the Business as it is currently being operated, and to Seller’s Knowledge, the Purchased Assets, the Business, and Seller (with respect to the Purchased Assets and the Business) and Building Seller (with respect to the Additional Real Property) are and, at all times since October 1, 2009 have been, in compliance in all material respects with the requirements of all Environmental Laws.

(b) Except as set forth on Schedule 5.12(b), neither Seller nor any Affiliate of Seller has, since October 1, 2009, entered into or been subject to any consent decree or agreement, been subject to any Order, or received any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws, in each case relating to the ownership or operation of the Business or the Purchased Assets.

(c) Except as set forth on Schedule 5.12(c), (i) to Seller’s Knowledge there is and has been no Release from, in, on, or beneath any of the Real Property that could form a basis for an Environmental Claim, and (ii) there are no written Environmental Claims pending or, to Seller’s Knowledge, threatened that relate to the Purchased Assets or the Business or, to Seller’s Knowledge, that relate to any property or assets previously used in connection with the ownership or operation of the Business or Purchased Assets.

Section 5.13 Taxes. Except as set forth on Schedule 5.13:

(a) All Tax Returns relating to the Business or the Purchased Assets required to be filed by or on behalf of Seller (and, with respect to the Additional Real Property, Building Seller) have been filed in a timely manner, and all Taxes required to be shown on such Tax Returns have been paid in full. There are no audits or other examinations pending or, to Seller’s Knowledge, threatened relating to any Taxes relating to the Business or the Purchased Assets. Neither Seller nor, with respect to the Additional Real Property, Building Seller has granted any waiver of any statute of limitations regarding, or any extension of any period for the assessment of, any Tax relating to the Business or the Purchased Assets.

(b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor of the Business, and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Neither Seller nor, with respect to the Additional Real Property, Building Seller is a party to any Tax allocation or sharing agreement relating to the Business or the Purchased Assets.

Section 5.14 Labor Matters. Except to the extent set forth on Schedule 5.14: (i) Seller is, and at all times since October 1, 2009 has been, in material compliance with all Laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) Seller has not received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (iii) Seller has not received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; (iv) Seller is in material compliance with its obligations under any applicable Collective Bargaining Agreements; (v) no arbitration proceeding arising out of or under any Collective Bargaining Agreement is pending or, to Seller’s Knowledge, threatened against Seller; and (vi) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened involving the Business Employees.

Section 5.15 Employee Benefits.

(a) Schedule 5.15(a) lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other plan, program, or arrangement providing benefits to employees that is maintained by, contributed to, or required to be contributed to by Seller or any of its ERISA Affiliates as of the date hereof on account of current Business Employees or persons who have retired or may retire from the Business (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer copies of each of the following documents: (i) each Benefit Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, with respect to each such Benefit Plan for the last plan year ending prior to the date hereof; (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Benefit Plan; and (iv) the most recent determination letter received from the United States Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as set forth on Schedule 5.15(c):

(i) Each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and each trust that is intended to be exempt under section 501(a) of the Code has received a determination letter that such trust is so exempt. Nothing has occurred since the date of such determination that would be reasonably expected to materially adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect.

(ii) Each Benefit Plan has been maintained, funded, and administered in material compliance with its terms and the terms of any applicable Collective Bargaining Agreements, and in material compliance with all applicable Laws, including ERISA and the Code. There are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any of the Benefit Plans, by any Business Employee or any beneficiary thereof covered under any such Benefit Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits) that would result in liability to Buyer.

(iii) Seller has no obligation to provide post-retirement health or life insurance coverage other than as required under Section 4980B of the Code. Except for any obligation to provide post-retirement benefits under any Collective Bargaining Agreement, Seller has the right, at any time and without liability, to amend or terminate post-retirement medical and life benefits, and to adjust premiums or cost-sharing provisions. No written or otherwise binding representation has been made to any Business Employees promising continuation of life, medical or dental coverage beyond the Continuation Period or the existing term of any Collective Bargaining Agreement, as applicable.

(iv) No liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full. Any Benefit Plan subject to Title IV of ERISA or any trust established thereunder has satisfied the minimum funding standards of Section 412 of the Code and Section 302 of ERISA, whether or not waived, as of the last day of the most recent fiscal year of each such Benefit Plan ended prior to the Closing Date. There has been no “reportable event” (as such term is defined in Section 4043(c) of ERISA) in connection with any Benefit Plan other than reportable events for which notice is waived under applicable regulations. No Benefit Plan subject to Title IV of ERISA is a “multiemployer pension plan,” nor is any Benefit Plan subject to Title IV of ERISA a plan described in section 4063(a) of ERISA.

(v) All contributions required by Law to be made to the Benefit Plans for all periods ending prior to the Closing Date will be paid by Seller to the Benefit Plans within the time required by Law.

(d) Except as set forth on Schedule 5.15(d) or as otherwise expressly provided for in Section 7.10, the consummation of the transactions contemplated hereby will not accelerate the vesting or the time of payment, or increase the amount, of any compensation or benefits of any Business Employee.

Section 5.16 Insurance. The Purchased Assets are insured with reputable insurers in such amounts and against such risks and losses as are customary in the gas utility industry, and neither Seller nor, with respect to the Additional Real Property, Building Seller has received any written notice of cancellation or termination with respect to any material insurance policy of Seller or Building Seller providing coverage in respect of the Purchased Assets.

Section 5.17 Brokers and Finders. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its Affiliates.

Section 5.18 Exclusivity of Representations and Warranties. Neither Seller nor any of its Affiliates or Seller’s Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Purchased Assets), except as expressly set forth in this Article V and the Seller Disclosure Schedules, and Seller hereby disclaims any such other representations or warranties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and, except to the extent expressly made only as of an earlier date, as of the Closing:

Section 6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. As of the Closing, Buyer will be duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any of the Purchased Assets, by Buyer makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

Section 6.2 Authority and Enforceability. Buyer has all corporate power and authority necessary to execute and deliver, and to perform its obligations under, and, subject to the satisfaction of the closing conditions, to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. At the Closing, each Ancillary Agreement to which Buyer is contemplated to be a party will be duly and validly executed and delivered by Buyer and will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3 No Conflicts; Consents. Neither the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will:

(a) violate or conflict with any of Buyer’s Governing Documents;

(b) violate any Law or Order applicable to Buyer, except for any such violations that would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or arise as a result of any facts or circumstances relating to Seller or its Affiliates;

(c) other than the Buyer Required Regulatory Approvals and, to the extent provided in Section 7.1(g), the LNG Facility Regulatory Determination, require any declaration, filing, or registration by Buyer or any of its Affiliates with, or notice by Buyer or any of its Affiliates to, or authorization, consent, or approval with respect to Buyer or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals (i) the failure of which to obtain or make would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or (ii) that arise as a result of any facts or circumstances relating to Seller or its Affiliates; or

(d) violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation or termination under or pursuant to any loan agreement, note, bond, mortgage, indenture, or other material instrument or agreement to which Buyer or its Affiliates is a party or by which

Buyer or any of its Affiliates or any of their assets may be bound, except for any such violations, conflicts, breaches, consents, approvals, defaults or other occurrences that would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or arise as a result of any facts or circumstances relating to Seller or its Affiliates.

Section 6.4 Financial Capability. Buyer (a) will have at the Closing sufficient funds available to pay the Purchase Price and any fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its other obligations hereunder; and (c) has not incurred, and prior to the Closing will not incur, any obligation, commitment, restriction, or liability of any kind which would impair or adversely affect such resources and capabilities. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price.

Section 6.5 Brokers and Finders. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller or its Affiliate could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its Affiliates.

Section 6.6 Legal Proceedings. There are no pending or, to Buyer’s knowledge, threatened Claims that would, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

Section 6.7 Regulation as a Utility. Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

Section 6.8 Investigation by Buyer; No Knowledge of Breach. Buyer has performed all due diligence that it has deemed necessary to perform concerning the Business, the Purchased Assets, and the Assumed Obligations in connection with its decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and acknowledges that Buyer and Buyer’s Representatives have been provided access to the personnel, properties, premises and records of Seller for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer:

(a) acknowledges that none of Seller or any of its Affiliates or any of Seller’s Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or Buyer’s Representatives, except that the foregoing limitations shall not apply with respect to Seller to the specific representations and warranties set forth in Article V of this Agreement, but always subject to the limitations and restrictions contained herein;

(b) agrees, to the fullest extent permitted by applicable Law, that none of Seller or any of its Affiliates or any of Seller’s Representatives shall have any liability or responsibility whatsoever to Buyer on any basis based upon any information provided or made available, or statements made, to Buyer or Buyer’s Representatives (including any forecasts or projected information), except that the foregoing limitations shall not apply with respect to Seller to the extent Seller has liability for indemnification pursuant to Article IX for the breach of the specific representations and warranties set forth in Article V of this Agreement, but always subject to the limitations and restrictions contained herein;

(c) acknowledges that, except as expressly set forth in this Agreement, there are no representations or warranties of any kind, express or implied, with respect to the Business, the Purchased Assets or the Assumed Obligations; and

(d) without making specific inquiry into any matter, represents that Buyer has no actual knowledge as of the date hereof of a breach of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1 Conduct of the Business.

(a) Except (i) as contemplated in this Agreement or required by applicable Law or Order; (ii) for actions approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned, or delayed); (iii) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters; or (iv) as otherwise described on Schedule 7.1, during the period from the date of this Agreement to the Effective Time, Seller will (and, with respect to the Additional Real Property, will cause Building Seller to) operate the Purchased Assets and the Business in the ordinary course consistent with its past practice and will use commercially reasonable efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, and others having business dealings with the Business and will not (and, with respect to the Additional Real Property, will cause Building Seller not to), without the prior written consent of Buyer:

(i) create, incur, assume, or suffer to exist any Encumbrance upon the Purchased Assets, except for Permitted Encumbrances;

(ii) except as set forth in Section 7.1(g), sell, lease (as lessor), transfer, or otherwise dispose of any of the Purchased Assets, other than (A) the use or sale of inventory in the ordinary course of business, or (B) the disposal of Purchased Assets having an aggregate value of less than $250,000 or that are no longer useful in the Business;

(iii) make any material change in the levels of Inventory customarily maintained by Seller with respect to the Business;

(iv) assign, relinquish any material rights under, or amend in any material respect any of the Material Contracts;

(v) increase or decrease the number of, fail to use commercially reasonable efforts to fill, or transfer any employees from, the positions of employment in which Business Employees are employed;

(vi) enter into, adopt, or amend in any material respect any agreement with one or more Business Employees, or take any action to affect a material change in any Collective Bargaining Agreement;

(vii) grant any increase in the compensation of, or grant any bonus or retention or severance pay to, Business Employees, except (A) for increases in compensation and bonuses in the ordinary course of business and consistent with past practice, (B) for bonuses and retention and severance pay that will be fully paid by Seller, and (C) to the extent required pursuant to the terms of any Collective Bargaining Agreement existing on the date hereof; provided, in each case, that Seller informs Buyer prior thereto; or

(viii) agree or commit to take any action which would be a violation of the restrictions set forth in this Section 7.1(a).

(b) Seller shall reasonably consult with Buyer prior to entering into any Business Agreement that, if existing as of the date hereof, would be required to be set forth on Schedule 5.9(a) as a Material Contract, and shall promptly provide to Buyer a copy of any such agreement. Schedule 5.9(a) shall be deemed supplemented to include such agreement if (i) Buyer consents in writing thereto (which consent shall not be unreasonably withheld, conditioned, or delayed), or (ii) such agreement is an agreement for the provision of commodities, goods or services by any third party (other than an Affiliate) entered into in the ordinary course of business consistent with past practice that may be terminated by Buyer, without penalty, on no more than ninety (90) days prior written notice following the Closing. Such Business Agreements shall otherwise constitute Retained Agreements, notwithstanding any other provision of this Agreement, and the failure of such Business Agreements to be set forth on Schedule 5.9(a) shall not constitute a breach by Seller of any representation or warranty in this Agreement.

(c) During the period from the date hereof through the Closing, Seller shall make reasonable and prudent capital investment in the distribution assets of the Business materially in accordance with its existing capital investment program described on Schedule 7.1(c), and as otherwise required by Law.

(d) Seller shall keep Buyer apprised of, and regularly consult with Buyer concerning, the matters known to Seller that Seller reasonably expects to result in a significant increase in operating expenses and/or a significant decrease in revenue for the Business or to otherwise materially affect the Business, the Purchased Assets, or the Assumed Obligations.

(e) Within five (5) Business Days after the date hereof, a committee comprised of one or more persons designated by Seller and one or more persons designated by Buyer (collectively, the “Transition Committee”) will be established to examine transition issues relating to or arising in connection with plans for integration of the Business, the Purchased Assets or the Assumed Obligations upon the Closing or other matters that either Seller or Buyer believes are reasonably likely to significantly affect the Business, the Purchased Assets or the Assumed Obligations following the Closing. The Transition Committee shall meet on a regular basis to (i) review current Business procedures; (ii) develop a specific implementation plan to ensure the continued processing of all regular business transactions and assist in the migration of files and data upon the Closing; and (iii) coordinate the preparation and filing of all applications and other materials required to obtain the Required Regulatory Approvals. Without limiting the obligations of the Parties set out hereunder, it is intended that Seller and Buyer each will, through the Transition Committee, keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Members of the Transition Committee shall have no authority to bind either Party and shall not make or commit to make any concessions, agreements or other undertakings with or to any Governmental Entity or other Person.

(f) The Parties shall cooperate in the planning and preparation for, and the implementation of, the transition to Buyer of data, files, knowledge, functions and responsibilities relating to the operation of the Business, as necessary for the commencement and continuance by Buyer, without interruption, of the conduct of the Business, operation of the Purchased Assets, and performance of the Assumed Obligations upon the Closing. In addition to the foregoing, each Party agrees to use commercially reasonable efforts to comply with such conditions as may be required by any Applicable Commission with regard to the transition to Buyer of the operations of the Business, provided that the foregoing shall not limit the rights of the Parties under Section 7.7(c) and Article VIII with regard to any Burdensome Condition.

(g) (i) Prior to the Closing, Seller shall have the right to market for sale and sell the LNG Facility to any Person, without the consent of Buyer, provided that Seller shall obtain, prior to any such sale of the LNG Facility, definitive guidance from the Applicable Commission regarding the rate and regulatory treatment of the sale (including any resulting Regulatory Liabilities) on the Business (the “LNG Facility Sale Determination”) and, provided further, that any such sale shall be completed in accordance with that certain Order Adopting Stipulation of the Georgia Public Service Commission dated September 20, 2011. Notwithstanding any other provision of this Agreement, (A) any agreement entered into by Seller for the sale of the LNG Facility that closes prior to the Closing shall be a Retained Agreement, and (B) upon the completion of any sale of the LNG Facility prior to the Closing by Seller in accordance with this Section 7.1(g), (x) the LNG Facility shall constitute an Excluded Asset, and (y) any and all liabilities (other than Regulatory Liabilities) in connection with or arising out of the ownership, operation, sale or transfer of the LNG Facility shall constitute Excluded Liabilities.

(ii) If a sale of the LNG Facility by Seller is not consummated prior to the Closing in accordance with this Section 7.1(g), Seller may elect, in its sole discretion, to treat the LNG Facility as an Excluded Asset for all purposes under this Agreement, provided that (A) Seller shall have obtained, prior to the Closing, definitive guidance from the Applicable Commission regarding the rate and regulatory treatment of such exclusion (including any resulting Regulatory Liabilities) on the Business (the “LNG Facility Exclusion Determination”), or (B) if an LNG Facility Exclusion Determination has not been obtained prior to Closing, Seller shall indemnify and hold harmless Buyer from and against any and all Regulatory Liabilities that are imposed on Buyer as a result of the treatment of the LNG Facility as an Excluded Asset, as if such Regulatory Liabilities were Excluded Liabilities hereunder. If pursuant to Seller’s election the LNG Facility constitutes an Excluded Asset, any agreement entered into by Seller for the sale of the LNG Facility shall remain a Retained Agreement, and any and all liabilities (other than Regulatory Liabilities, subject to the foregoing clause (B)) in connection with or arising out of the ownership, operation, sale or transfer of the LNG Facility shall constitute Excluded Liabilities.

(iii) Seller shall not dispose of all or any part of the LNG Facility prior to the Closing other than in accordance with this Section 7.1(g) unless otherwise agreed by Buyer in writing. For the avoidance of doubt, the Parties acknowledge that (A) the net property, plant and equipment comprising the LNG Facility (the “LNG Facility PPE”) is not included in the Base Net PPE Amount and, therefore, that in the event of the sale or exclusion of the LNG Facility pursuant to this Section 7.1(g), no amount in respect of the LNG Facility PPE shall be deducted for purposes of determining the Net PPE Adjustment; and (B) any Regulatory Liabilities imposed by the Applicable Commission in connection with any such sale or exclusion shall be included in the determination of the Net Other Regulatory Amount (except as provided in Section 7.1(g)(ii)(B)). The Parties shall discuss and cooperate in good faith to permit the timely receipt of any LNG Facility Regulatory Determination required or desired in connection with any sale or exclusion of the LNG Facility pursuant to this Section 7.1(g).

(iv) If a sale of the LNG Facility by Seller is not consummated prior to the Closing in accordance with this Section 7.1(g), and Seller has not elected in accordance with this Section 7.1(g) to treat the LNG Facility as an Excluded Asset, the LNG Facility shall be a Purchased Asset for all purposes of this Agreement; provided, however, that notwithstanding any other provision of this Agreement to the contrary, in the event that the LNG Facility constitutes a Purchased Asset: (A) the amount of the LNG Facility PPE that shall be included in the Closing Net PPE Amount (and which, therefore, will serve to increase the Net PPE Adjustment) shall be equal to the net amount of the LNG Facility PPE that is included in rate base for ratemaking purposes as of the Closing; and (B) any agreement entered into by Seller for the sale of the LNG Facility shall remain a Retained Agreement unless Buyer and Seller have agreed in writing prior to Closing that such an agreement shall constitute a Purchased Asset and Assumed Obligation upon the Closing.

Section 7.2 Access.

(a) To the extent permitted by applicable Law, between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (i) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request; and (iv) furnish Buyer with a copy of each material report, schedule, or other document principally relating to the Business filed or submitted by Seller with, or received by Seller from, any Governmental Entity; provided, however, that (A) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person; (B) Seller shall not be required to take any action which would constitute or result in a waiver of the attorney-client privilege; and (C) Seller shall not be required to supply Buyer with any information which Seller is under a legal obligation not to supply. Buyer will indemnify and hold harmless Seller from and against any Losses incurred by Seller, its Affiliates or their Representatives by any action of Buyer or Buyer’s representatives while present on any of the Purchased Assets or other premises to which Buyer is granted access hereunder (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation). Notwithstanding anything in this Section 7.2 to the contrary, (x) Buyer will not have access to personnel and medical records if such access could, in Seller’s good faith judgment, subject Seller to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996 and (y) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyer will not have the right to perform or conduct any other sampling or testing at, in, on, or underneath any of the Purchased Assets.

(b) For a period of three (3) years after the Closing Date, each Party and its Representatives will have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including all Transferred Employee Records, in the possession of the other Party, and to the employees of the other Party, to the extent that such access may reasonably be required by such Party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access will be afforded by the applicable Party upon receipt of reasonable advance notice and during normal business hours, and will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its respective Affiliates. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by either Party in connection therewith. If the Party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such three-year period, such Party will, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.

Section 7.3 Confidentiality.

(a) For a period of two (2) years following the Closing or the termination of this Agreement, Buyer will, and will cause its Affiliates and Buyer’s Representatives to, hold all Confidential Information in strict confidence and not disclose any Confidential Information to any Person other than its Affiliates and Buyer’s Representatives; provided, however, that upon the Closing, the provisions of this Section 7.3 will expire with respect to any information principally related to the Purchased Assets or the Business. “Confidential Information” means all information in any form heretofore or hereafter obtained from Seller in connection with Buyer’s evaluation of the Business or the Purchased Assets or the negotiation of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information which is in the public domain through no violation of this Agreement or the Confidentiality Agreement by Buyer, its Affiliates, or Buyer’s Representatives.

(b) Notwithstanding the foregoing, Buyer may disclose Confidential Information to the extent that such information is required to be disclosed by Buyer by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange. In the event that Buyer believes any such disclosure is required, Buyer will give Seller notice thereof as promptly as possible and, at Seller’s expense, will cooperate with Seller in seeking any protective orders or other relief as Seller may reasonably request.

(c) If the transactions contemplated hereby are not consummated, Buyer will promptly return to Seller or destroy all copies of any Confidential Information, including any materials prepared by Buyer or Buyer’s Representatives incorporating or reflecting Confidential Information, and an officer of Buyer shall certify in writing compliance by Buyer with the foregoing; provided, however, that the foregoing shall not apply to computer back-up tapes or similar electronic archival storage.

(d) The provisions of this Section 7.3 supersede the Confidentiality Agreement.

Section 7.4 Notices of Events. Each Party shall, promptly after obtaining knowledge thereof, give written notice to the other Party of any event or condition that causes, or will cause, any representation or warranty of such Party to be inaccurate or that will result in the non-fulfillment of any of the conditions to the consummation of the transactions hereunder. Except as expressly provided in Section 7.1(b) and Section 7.16, neither such notice nor the receiving Party’s resulting knowledge of the matters disclosed therein shall be deemed to waive or limit in any respect any representation or warranty, rights in respect thereof, or conditions to the consummation of the transactions under this Agreement.

Section 7.5 Expenses. Buyer shall bear sole responsibility for all filing fees of either Party incurred in connection with requesting or obtaining the CFIUS Approval. Except as provided by the foregoing, Buyer and Seller shall bear, in equal proportions, responsibility for payment of all other filing, recording, transfer, or other fees or charges of any nature in connection any Required Regulatory Approvals or otherwise payable pursuant to any provision of any Law, Order or Franchise in connection with the sale, transfer, and assignment by Seller or its Affiliates of the Purchased Assets and the Assumed Obligations to Buyer or its Affiliates. In addition, the Parties shall share equally the fees and expenses of such legal counsel as the Parties shall mutually agree will have primary responsibility for the preparation and prosecution of any and all applications and proceedings with respect to the Required Regulatory Approval of each Applicable Commission. Except as provided in the foregoing or to the extent otherwise specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses.

Section 7.6 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts (which shall not include the payment by Buyer or Seller of any amounts or the reduction of amounts owed to Seller in connection with obtaining any consent required by this Agreement) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Party will, and each Party will cause its Affiliates not to, in each case without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any contract, agreement, permit, claim or right or any benefit or obligation arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which Seller is a party or by which it is bound, or in any way adversely affect the rights of Seller or, upon transfer, Buyer under such contract, agreement, permit, claim or right. Seller will use its commercially reasonable efforts to obtain, promptly following the date hereof, any and all consents of third parties required to assign to Buyer Seller’s rights under the Business Agreements. Buyer agrees to cooperate with Seller in Seller’s efforts to obtain any consents of third parties required to assign to Buyer Seller’s rights under the Business Agreements, including the submission of such financial or other information concerning Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party; provided, however, that notwithstanding the terms of any such agreement or document, no such agreement or document shall, as between the Parties, be deemed to alter the character of any liability or obligation as an Assumed Obligation or Excluded Liability hereunder or otherwise modify any of the rights or obligations of the Parties hereunder with respect thereto. To the extent that, notwithstanding its commercially reasonable efforts, Seller is unable to obtain any such required consent prior to the Closing, and as a result thereof Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Purchased Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights or Seller would forfeit or otherwise lose the benefit of rights that Seller is entitled to retain, Seller and Buyer shall cooperate in any lawful and commercially reasonable arrangement, as Seller and Buyer shall agree, under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer. Without in any way limiting the conditions to the Closing set forth in Article VIII, Buyer agrees that other than liability arising from a failure to comply with this Section 7.6 or a breach of Seller’s representations and warranties set forth in Article V hereof, Seller shall not have any liability to Buyer arising out of the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom.

(c) With respect to vehicles, equipment or other personal property that is used principally for the Business and that is leased by Seller pursuant to a personal property lease that cannot be assigned to Buyer, Seller will, to the extent requested by Buyer and to the extent Seller is reasonably able to do so upon commercially reasonable terms, prior to the Effective Time purchase the assets leased under such lease that are used principally for the Business, in which case such assets will be included in the Purchased Assets. Absent the foregoing, Seller shall use its commercially reasonable efforts to identify substitute assets owned by Seller and Buyer shall have the option to include in the Purchased Assets such substitute assets in lieu of the corresponding leased assets.

(d) Upon the Closing, Seller and Buyer shall enter into such arrangements as necessary to transfer to Buyer the rights, benefits, obligations and liabilities existing at the Closing with respect to futures, options, and other derivative transactions not for physical delivery to the extent such transactions are utilized by Seller to manage gas supply price risk otherwise borne by customers of the Business, which may include Buyer entering into transactions with identical terms to those in the existing transactions for the remaining term thereof. To the extent necessary in connection with the foregoing, the mark-to-market value of any such transaction existing at the Closing shall be determined in accordance with the usual and customary practice employed by Seller in its hedging programs for the Business.

(e) Seller agrees to cooperate with any efforts by Buyer to obtain, at Buyer’s sole cost and expense, (i) title insurance policies in respect of the Real Property, insuring title to the applicable Real Property as vested in Buyer; (ii) all surveys desired by Buyer in respect of the Real Property; and (iii) all estoppel certificates and non-disturbance agreements desired by Buyer in respect of any real property leases included in the Purchased Assets.

(f) From time to time on or after the Closing Date, Seller will, at Buyer’s expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby. From time to time after the date hereof, Buyer will, at Seller’s expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby. Following the Closing, each Party will promptly remit to the other any payments such Party receives that are in satisfaction of any rights or assets belonging to the other Party.

Section 7.7 Governmental Approvals.

(a) Within 45 days following the date hereof, Seller and Buyer will each file or cause to be filed (i) with each Applicable Commission, joint applications for the approval of the transactions contemplated hereby, seeking expedited treatment on the basis of, among any other matters, anticipated changes in Seller’s customer information technology platforms in 2013; and (ii) with the United States Department of the Treasury, Committee on Foreign Investment, all filings and submissions contemplated to be made or effected by them pursuant to the Exon-Florio Amendment. In addition, within four (4) months following the date hereof, Seller and Buyer will each file or cause to be filed, with the Federal Trade Commission and the United States Department of Justice, Antitrust Division, any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby, and shall therein request early termination of the waiting period under the HSR Act.

(b) Seller and Buyer will, and will cause their respective Affiliates to, cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents, to the extent required by Law, Order or this Agreement for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals), (ii) obtain the transfer to Buyer of all Transferable Permits and the reissuance to Buyer of all Permits that are not Transferable Permits, and (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals). Each Party will, and will cause its Affiliates to, consult and cooperate with the other Party as to the appropriate time of filing all such notifications, furnish to the other Party such necessary information and reasonable assistance in connection with the preparation of such filings, and respond promptly to any requests for additional information made in connection therewith by any Governmental Entity. Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or to the transactions contemplated by this Agreement which appear in any filing made by the other Party or any of its Affiliates in connection with the transactions contemplated hereby.

(c) Notwithstanding the foregoing or any other provision of this Agreement, neither Party shall be obligated to settle any proceeding with respect to the transactions contemplated by this Agreement, or any intervention therein, or to consent or agree to or otherwise take any action: (w) that individually or in the aggregate, would have a material adverse effect on such Party or any of its Affiliates; (x) that would have a Material Adverse Effect; (y) that constitutes or would result in a Burdensome Condition; or (z) if the effect (or the absence of effect) of such action upon the Purchase Price (including the Adjustment Amount) is not otherwise agreed upon in writing by both Parties, acting in good faith.

(i) As used herein, the term “Burdensome Condition” means a material adverse diminution in the benefits to such Party of the transactions contemplated by this Agreement, including, to the extent in the aggregate resulting in (A) a material adverse diminution in such benefits, (B) a reduction in the authorized rates and tariffs of the Business, (C) a restriction on the ability to put into effect new rates and tariffs, (D) a net increase in regulatory liabilities or net decrease in regulatory assets, (E) additional service requirements not covered in rates, or otherwise, that in any case is not taken into account in determining the Adjustment Amount under Section 3.2 hereof or otherwise cured (including by payment or reduction of consideration) by the other Party.

(d) To the fullest extent possible, in connection with any communications, meetings, or other contacts, oral or written, with any Governmental Entity in connection with the transactions contemplated hereby, each Party shall (and will cause its Affiliates to): (i) inform the other Party in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any of the matters covered by Section 7.7(b); (iii) permit for Representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; (iv) notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) provide the other Party with copies of all written communications with any Governmental Entity relating to any of the foregoing.

(e) Seller and Buyer will cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, federal, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such federal, state and local Tax Law (other than any such liabilities which under the terms hereof are to be paid by Buyer).

Section 7.8 Tax Matters.

(a) All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable real estate transfer Taxes, and including any penalties, interest and additions to any such tax) (“Transaction Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, regardless of whether the Tax authority seeks to collect such Taxes from Seller or Buyer. Buyer and Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transaction Taxes. To the extent permitted by applicable Law, Buyer will file all necessary Tax Returns and other documentation with respect to all Transaction Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation. Seller shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer or similar Tax audit. In any proceedings, whether formal or informal, Seller shall permit Buyer to participate in and control the defense of such proceeding and shall take all actions and execute all documents required to allow such participation. Seller shall not negotiate a settlement or compromise of any Transaction Taxes without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(b) Seller will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable by Seller and the timely payment of all Taxes shown to be due on such returns. Buyer will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable by Buyer and the timely payment of all Taxes shown to be due on such returns. Any Tax Return that reflects Taxes to be prorated in accordance with Section 3.4 will be subject to the approval of the Party not preparing such return, which approval will not be unreasonably withheld or delayed. Each Party will make any such Tax Return prepared by it available for the other Party’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return. Within fifteen (15) Business Days after receipt and approval of such Tax Return, the approving Party will pay to the Party preparing the Tax Return the amount of such prorated Taxes shown as due on such approved Tax Return for which such approving Party is responsible under Section 3.4.

(c) Buyer and Seller will provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information in connection with the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties, except to the extent that any disclosure thereof is required by applicable Law or Governmental Entity.

(d) Prior to the Closing, the Parties shall cooperate with each other and use their commercially reasonable efforts to establish the consideration for or value of real property interests conveyed pursuant to this Agreement for purposes of any documentary transfer tax payable as a result of the transactions contemplated by this Agreement.

Section 7.9 Employees.

(a) Schedule 7.9(a) sets forth a list of the Business Employees as of the date hereof. In the event that any Business Employee ceases to be employed by Seller and its Affiliates, Seller (i) by delivery of written notice thereof to Buyer, shall promptly update Schedule 7.9(a) to remove from such list the name of such person, and (ii) shall use commercially reasonable efforts to fill such position with a person of comparable qualifications, skill and experience reasonably acceptable to Buyer. Upon such replacement, Schedule 7.9(a) shall be updated to include the name of such person. Seller shall not otherwise modify Schedule 7.9(a) without the prior written consent of Buyer.

(b) By such date as may be reasonably requested by Seller (and no later than twenty (20) Business Days prior to the anticipated Closing Date), Buyer will give Qualifying Offers of employment to each of the Business Employees. As used herein, a “Qualifying Offer” means an offer by Buyer to continue employment with the Business (i) at a level of base pay at least equal to such employee’s base pay in effect immediately prior to the Closing Date, (ii) with a primary work location within a thirty (30) mile radius from such employee’s primary work location immediately prior to the Closing Date, and (iii) with benefits that, together with wages, are in the aggregate substantially comparable to the aggregate benefits and wages in effect for such employee immediately prior to the Closing Date. All Qualifying Offers of employment made by Buyer pursuant to this Section 7.9(b) will be made in accordance with all applicable Laws, will be conditioned only on the occurrence of the Closing, and will include such additional information as shall be mutually agreed by Seller and Buyer. As of the Closing Date, all Business Employees shall be deemed to be employees of Buyer, unless at least five (5) Business Days prior to the Closing Date such Business Employee has failed to accept in writing Buyer’s Qualifying Offer of employment. Buyer shall keep Seller reasonably apprised as to the status of all such offers. Following acceptance of such offers, Buyer will provide written notice thereof to Seller, and Seller will provide Buyer with access to the Transferred Employee Records. Each such person who becomes employed by Buyer pursuant to this Section 7.9(b) is referred to herein as a “Transferred Employee.”

(c) [Reserved]

(d) Seller will reasonably cooperate with Buyer’s efforts to encourage the Business Employees to accept employment with Buyer, and with Buyer’s efforts to fill positions reasonably necessary for the operation of the Business following the Closing. Prior to the Closing, neither Seller nor any of its Affiliates shall transfer or reassign any Business Employees to positions outside of the Business. Upon the Closing, Seller and its Affiliates will terminate the employment of all Business Employees with Seller and its Affiliates (subject to and in accordance with any Collective Bargaining Agreement) and, for a period of eighteen (18) months following the Closing, Seller will not, and will cause its Affiliates not to, solicit for employment any such Business Employees who are still employed by Buyer or any other employees of Buyer or otherwise encourage any such person to terminate employment with Buyer.

Section 7.10 Employee Benefits.

(a) Seller or its Affiliates will pay or cause to be paid to all Transferred Employees all compensation to which such Transferred Employees are entitled upon or prior to the Effective Time, including all vacation days that are accrued but unused as of the Effective Time. Seller shall be responsible for all liabilities and obligations associated with or arising with respect to employee benefits provided by Seller to the Transferred Employees upon or prior to the Closing, regardless of whether such liabilities or obligations must be satisfied before or after the Effective Time. In no event shall Buyer be responsible for the payment of any severance benefits as a result of the termination of employment of Transferred Employees or any other Person by Seller or any of its Affiliates.

(b) As of the Effective Time and for a period expiring at the end of the first full calendar year following the Closing (the “Continuation Period”), Buyer will cause the Transferred Employees to be covered by Buyer-sponsored benefit plans that provide benefits which, together with wages, are in the aggregate substantially comparable to the benefits and wages in effect for the Transferred Employees immediately prior to the Closing Date, including pension and other post-employment benefits that, in the aggregate, are materially similar to the pension and other post-retirement benefits in effect for the Transferred Employees immediately prior to the Closing Date. The form and terms of any particular benefit plan offered by Buyer shall be as determined by Buyer, subject to the foregoing and the other provisions of this Section 7.10.

(c) Buyer will recognize the service and seniority of each of the Transferred Employees recognized by Seller for all benefits purposes, including eligibility for, vesting and accrual of, and determination of the levels of such benefits. However, service will not be recognized to the extent it would result in duplication of benefits for the same period of service.

(d) As soon as practicable after, and in any event within ninety (90) days after, and effective as of, the Closing Date (i) Buyer shall establish or designate, or cause to be established or designated, a defined benefit pension plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (“Buyer’s Pension Plan”) and (ii) upon receipt by Seller of written evidence of the adoption or designation of Buyer’s Pension Plan and the trust thereunder by Buyer and either (A) the receipt by Buyer of a copy of a favorable determination letter issued by the Internal Revenue Service with respect to Buyer’s Pension Plan or (B) other evidence reasonably satisfactory to Seller that the terms of Buyer’s Pension Plan and its related trust qualify under Section 401(a) and Section 501(a) of the Code, Seller shall direct the trustees of Seller’s Pension Account Plan (“Seller’s Pension Plan”) to transfer assets having a value as of the actual date of such transfer (the “Actual Transfer Date”) equal to the amount with respect to all Transferred Employees, determined as of the Closing Date by the enrolled actuary of Seller’s Pension Plan (“Seller’s Actuary”), in accordance with Section 4044 of ERISA, Treasury Regulation Section 1.414(l)-1(h) governing de minimus transfers and the other requirements of Section 414(l) of the Code and the regulations thereunder, and interest and other assumptions mutually agreed upon by

Seller’s Actuary and Buyer’s actuary (the “Pension Plan Assumptions”), with any disputes to be resolved by an actuary mutually agreed upon by Seller’s Actuary and Buyer’s actuary (such amount, the “Asset Transfer Amount”) from the trust(s) under Seller’s Pension Plan to the trust under Buyer’s Pension Plan. Buyer’s actuary shall have the right to review all such determinations and related work papers. For illustrative purposes, as of the date hereof, Seller’s Actuary believes that the Pension Plan Assumptions should be as set forth in Schedule 7.10(d).

The Asset Transfer Amount shall be adjusted to reflect benefit payments to Transferred Employee-Participants and assumed investment return (based upon the Pension Plan Assumptions), with respect to the period between the Closing Date and the Actual Transfer Date. All determinations by Seller’s Actuary under this Section 7.10(d) shall be final and binding, absent manifest error. At the time of transfer of the Asset Transfer Amount in accordance with this Section 7.10(d), Buyer and Buyer’s Pension Plan shall assume all liabilities for all accrued benefits as of the Closing Date, including all ancillary benefits, under Seller’s Pension Plan in respect of all Transferred Employees, and each of Seller and Seller’s Pension Plan shall be relieved of all liabilities for such benefits. Upon the transfer of the Asset Transfer Amount in accordance with this Section 7.10(d), Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their respective Affiliates and Representatives from and against any and all costs, damages, losses, expenses, or other liabilities arising out of or related to Buyer’s Pension Plan, in respect of all Transferred Employees, including benefits accrued by such Transferred Employees prior to the Closing Date that are provided by Buyer’s Pension Plan, and Seller shall have no further obligation with respect to such assumed obligations. Buyer and Seller shall provide each other such records and information as may be necessary or appropriate to carry out their obligations under this Section 7.10(d) or for the purposes of administration of Buyer’s Pension Plan, and they shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the 31st day following the filing of all required Forms 5310 in connection therewith.

(e) Seller shall fully vest all Transferred Employees in their account balances under Seller’s Retirement Savings Plan (“Seller’s 401(k) Plan”), effective as of the Closing Date. Effective as of the Closing Date, Buyer shall maintain or designate, or cause to be maintained or designated, a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Buyer’s 401(k) Plan”). Effective as of the Closing Date, the Transferred Employees shall cease participation in Seller’s 401(k) Plan, and shall commence participation in Buyer’s 401(k) Plan. Buyer’s 401(k) Plan shall provide for the receipt from the Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including rollovers of outstanding plan loans under Seller’s 401(k) Plan (and all assets and liabilities associated therewith). As soon as practicable following the Closing Date, Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that Buyer’s 401(k) Plan is tax-qualified and provides for the receipt of eligible rollover distributions. Each Transferred Employee shall be given the opportunity to receive a distribution of his or her account balance under Seller’s 401(k) Plan and shall be given the opportunity to elect a direct rollover of such account balance, including the rollover of any outstanding plan loans, to Buyer’s 401(k) Plan, subject to and in accordance with the provisions of such plan and applicable Law. Seller and Buyer shall cooperate in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those Transferred Employees who elect to rollover their account balances directly to the Buyer’s 401(k) Plan. With respect to each Transferred Employee who elects to effect an eligible rollover distribution of his or her account balances to Buyer’s 401(k) Plan and has an outstanding plan loan under Seller’s 401(k) Plan as of the Closing Date, Seller and Buyer shall cooperate to take such steps as may be necessary to (i) name the trustee of the Buyer’s 401(k) Plan as the obligee of such loan, (ii) obtain an executed written acknowledgement from such Transferred Employee that Buyer’s 401(k) Plan will be the obligee of such loan, and (iii) permit any such Transferred Employee to make timely loan service payments to Buyer’s 401(k) Plan through payroll deductions by Buyer (or its applicable Affiliate) on or after completion of the eligible rollover distribution. On and after the Closing Date and prior to the completion by any Transferred Employee of an eligible rollover distribution which includes the rollover of an outstanding plan loan, Buyer and Seller shall cooperate to permit such Transferred Employee to make timely loan service payments to Seller’s 401(k) Plan through payroll deductions by Buyer (or its applicable Affiliate).

(f) As of the Closing Date, the Transferred Employees shall cease to be eligible to participate in Seller’s post-retirement health and welfare benefit plans, and Buyer shall assume, or cause to be assumed, all obligations and liabilities for post-retirement health and life insurance benefits under the applicable post-retirement health or welfare benefit plan of Seller (“Seller’s Retiree Plan”) as of the Closing Date with respect to each Transferred Employee. During the Continuation Period (i) the eligibility criteria under such benefit plan of Buyer shall be the same as the eligibility criteria under Seller’s Retiree Plan immediately prior to the Closing Date and (ii) such benefits (including cost of coverage) provided under the benefit plan of Buyer shall be substantially equivalent to those provided under Seller’s Retiree Plan immediately prior to the Closing Date. The accumulated benefit obligation of Seller with respect to the Transferred Employees under Seller’s Retiree Plan (i) shall be calculated in accordance with assumptions mutually agreed upon by Seller’s Actuary and Buyer’s actuary (the “Retiree Plan Assumptions”), with any disputes to be resolved by an actuary mutually agreed upon by Seller’s Actuary and Buyer’s actuary, and (ii) shall be reflected in the calculation of the OPEB Adjustment Amount pursuant to Appendix A. For illustrative purposes, as of the date hereof, Seller’s Actuary believes that the Retiree Plan Assumptions should be as set forth on Schedule 7.10(f).

(g) Buyer will waive or cause the waiver of all limitations under its health and life insurance welfare benefit plans as to pre-existing conditions and actively-at-work exclusions and waiting periods for the Transferred Employees. All health care expenses incurred by Transferred Employees or any eligible dependent thereof, including any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the Closing Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Seller health care plans will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plan of Buyer for such calendar year. Seller’s Benefit Plans that are welfare plans shall retain all liabilities for claims incurred prior to the Closing Date.

(h) Effective as of the Closing Date, Buyer shall have in effect, or cause to be in effect, flexible spending reimbursement accounts under a cafeteria plan qualified under Section 125 of the Code (“Buyer’s Cafeteria Plan”). Each Transferred Employee who participated as of the Closing Date (collectively, the “Cafeteria Plan Participants”) in a plan maintained by Seller that is qualified under Section 125 of the Code (“Seller’s Cafeteria Plan”) shall participate in Buyer’s Cafeteria Plan effective as of the Closing Date. During the period from the Closing Date until the last day of the plan year of Seller’s Cafeteria Plan that commenced immediately prior to the Closing Date, Buyer shall continue, or shall cause to be continued, the salary reduction elections made by the Cafeteria Plan Participants as in effect as of the Closing Date, and each Cafeteria Plan Participant shall be entitled to reimbursement from such participant’s flexible spending reimbursement accounts under Buyer’s Cafeteria Plan on the same terms and conditions as would have been applicable to such participant had such participant continued to be employed by Seller during such period. As soon as practicable following the Closing Date, Seller shall cause to be transferred from Seller’s Cafeteria Plan to Buyer’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made by Cafeteria Plan Participants prior to the Closing during the year in which the Closing occurs over the aggregate reimbursement payouts paid to the Cafeteria Plan Participants for such year from such accounts. From and after the Closing, Buyer shall assume, or cause to be assumed, and be solely responsible for all unreimbursed claims made by the Cafeteria Plan Participants under Seller’s Cafeteria Plan that were incurred for the plan year of Seller’s Cafeteria Plan that commenced prior to the Closing, or that are incurred anytime thereafter.

(i) If Buyer terminates the employment of any Transferred Employee within the Continuation Period for any reason other than misconduct, Buyer will provide such Transferred Employee with severance benefits that are at least as generous to such Transferred Employee as the severance benefits to which such Transferred Employee would have been entitled had the employee remained covered under Seller’s severance arrangement in effect as of the date hereof and terminated employment without reemployment by a successor employer. The terms of Seller’s severance arrangement in effect as of the date hereof are set forth on Schedule 7.10(i).

(j) Seller will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable Law for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs on or prior to the Closing Date.

(k) Seller will be responsible for providing COBRA Continuation Coverage to any current and former employees of Seller, or to any qualified beneficiaries of such employees, who become entitled to COBRA Continuation Coverage on or before the Closing, including those for whom the Closing occurs during the COBRA election period. Buyer will be responsible for extending and continuing to extend COBRA Continuation Coverage to all Transferred Employees (and their qualified beneficiaries) who become entitled to such COBRA Continuation Coverage following the Closing.

(l) Individuals who would otherwise be Transferred Employees but who on the Closing Date are not actively at work due to a short term leave of absence covered by the Family and Medical Leave Act or are not actively at work due to military leave or other authorized leave of absence of a period of less than one year from the date hereof, including short-term disability, will be treated as Transferred Employees on the date that they are able to return to work (provided that such return to work occurs within the authorized period of their leaves following the Closing Date or otherwise within the period prescribed by the applicable statute for such leave) and perform the essential functions of their jobs with or without reasonable accommodation. In no event shall an individual on long-term disability as of the Effective Time or an authorized leave of absence for a period exceeding one year from the Effective Time (other than applicable military leave) be eligible to become a Transferred Employee, and Buyer shall not be liable for any costs or responsibilities associated with respect to such individual.

(m) Seller hereby acknowledges that, for FICA and FUTA tax purposes, Buyer qualifies as a successor employer with respect to the Transferred Employees. In connection with the foregoing, the Parties agree to follow the “Alternative Procedures” set forth in Section 5 of Revenue Procedure 2004-53, 2004-2 C.B. 320. In connection with the application of the “Alternative Procedures,” (i) Seller and Buyer each shall report on a predecessor-successor basis as set forth in such Revenue Procedure, (ii) provided that Seller provides to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Seller shall be relieved from furnishing Forms W-2 to employees of Seller who become employees of Buyer, and (iii) provided that Seller provides to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the full calendar year in which the Closing occurs.

Section 7.11 Loss and Damage. In the event that any loss, damage, impairment, confiscation or condemnation occurs to any of the Purchased Assets prior to the Effective Time that results in any property or asset ceasing to be used and useful in the Business as of the time of the Closing, such property or asset shall be an Excluded Asset and the book value thereof shall be deducted in the adjustment of the Purchase Price. If Seller elects to do so, Seller shall repair, replace or restore the Purchased Assets as soon as reasonably possible to their prior condition. In the event that prior to the Closing any such repair, replacement or restoration is not completed, and Seller has not undertaken in a written agreement reasonably acceptable to Buyer to cause such assets to be repaired, replaced or restored to their prior condition following the Closing at Seller’s expense, then notwithstanding any other provision of this Agreement, the Purchase Price will be reduced by the cost of such replacement, restoration or repair as reasonably estimated by Buyer and Seller; provided, however, that in the event that the cost of such replacement, restoration or repair is subsequently recovered by Buyer through rates or the proceeds of insurance or otherwise, Buyer shall pay to Seller the amount of such recovery.

Section 7.12 Transitional Use of Signage. Following the Closing, Buyer shall, as soon as practicable, but in no event later than sixty (60) days following the Closing Date, cease to (a) make any use of any Seller Marks, and (b) hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as soon as practicable but in no event later than sixty (60) days following the Closing Date, Buyer shall remove, strike over, or otherwise obliterate all Seller Marks from the Purchased Assets and all other assets and materials owned or used by Buyer, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software, and other materials and systems. Any use by Buyer of any of the Seller Marks as permitted in this Section 7.12 is subject to Buyer’s compliance with the quality control requirements and guidelines in effect for the Seller Marks as of the Closing Date (as may be amended by Seller from time to time following the Closing). Buyer shall not use the Seller Marks in a manner that may reflect negatively on such Seller Marks or on Seller or its Affiliates.

Section 7.13 Litigation Support. In the event and for so long as either Party is actively contesting or defending any third-party Claim in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX hereof).

Section 7.14 Notification of Customers. As soon as practicable following the Closing, Seller and Buyer will cause to be sent to customers of the Business written notice that such customers have been transferred from Seller to Buyer. Such notice will contain such information as is required by Law and approved by Buyer and Seller, which approval will not be unreasonably withheld or delayed.

Section 7.15 Public Statements. Each Party will, and will cause its Affiliates to, consult with the other Party prior to issuing, and will consider in good faith any comments by the other Party to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or the rules of any securities commission or exchange.

Section 7.16 Supplements to Seller Disclosure Schedules. From time to time prior to the Closing, except as provided in Section 7.1(b), Seller shall supplement or amend the Seller Disclosure Schedules as promptly as necessary to properly reflect matters arising after the date hereof or, in the case of matters that are based on Seller’s Knowledge, matters that first come to Seller’s Knowledge after the date hereof, that, in any case, if existing on the date hereof would constitute a breach of any of Seller’s representations and warranties hereunder if not set forth on, or described in, the Seller Disclosure Schedules (“Schedule Update”); provided, however, that any such Schedule Update shall be disregarded for purposes of the satisfaction of the conditions to Closing and shall not be deemed to cure a breach of any covenant or agreement set forth in this Agreement. In the event that Seller provides written notice to Buyer prior to the Closing that such matters, individually or in the aggregate, constitute a Material Adverse Effect and the

Closing nevertheless occurs, any breach of any representation or warranty made by Seller which would exist absent such Schedule Update will be deemed cured and all rights of Buyer with respect to such breach shall be deemed waived, except as provided in Section 7.1(b).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Closing Obligations. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment or joint waiver by the Parties on or prior to the Closing Date of the following conditions:

(a) the waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated; and

(b) no Order (whether temporary, preliminary or permanent) which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which directly or indirectly prohibits the consummation of the transactions contemplated hereby.

Section 8.2 Conditions to Buyer’s Closing Obligations. The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Buyer on or prior to the Closing Date of the following additional conditions:

(a) no change or event shall have occurred since the date hereof that individually or in the aggregate, has had or would have a Material Adverse Effect;

(b) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(c) the representations and warranties of Seller set forth in Article V of this Agreement shall be true and correct, disregarding any materiality or Material Adverse Effect qualifications therein, as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation or warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect;

(d) Buyer shall have received a certificate from Seller, signed on its behalf by a senior executive officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(b) and 8.2(c) have been satisfied;

(e) the Required Regulatory Approvals shall have been obtained and shall have become Final Regulatory Orders, shall not impose a Burdensome Condition on Buyer, and shall not or would not have a Material Adverse Effect or a material adverse effect on Buyer and its Affiliates, taken as a whole;

(f) except as would not, individually or in the aggregate, result in a Material Adverse Effect or a material adverse effect on Buyer and its Affiliates, taken as a whole, all consents and approvals of third parties (other than the Required Regulatory Approvals) required in connection with the consummation of the transactions contemplated hereby shall have been obtained;

(g) all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets shall have been released;

(h) Buyer shall have received the other items to be delivered pursuant to Section 4.3; and

(i) a FERC waiver effectuating the transfer of transportation capacity pricing and service to Buyer will be obtained prior to the Closing, or, if a waiver is not obtained prior to the Closing, the Parties shall have otherwise ensured that the transportation capacity pricing and service to which Seller is currently entitled is preserved through the transaction.

Section 8.3 Conditions to Seller’s Closing Obligations. The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Seller on or prior to the Closing Date of the following additional conditions:

(a) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(b) the representations and warranties of Buyer set forth in Article VI shall be true and correct, disregarding any materiality or material adverse effect qualifications therein, as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation or warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, cause such representations and warranties of Buyer to be materially inaccurate taken as a whole or have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis;

(c) Seller shall have received a certificate from Buyer, signed on its behalf by a senior executive officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(d) the Required Regulatory Approvals shall have been obtained and shall have become Final Regulatory Orders, shall not impose a Burdensome Condition on Seller, and shall not or would not result in a material adverse effect on Seller and its Affiliates, taken as a whole;

(e) except as would not, in the aggregate, result in a material adverse effect on Seller and its Affiliates, taken as a whole, all consents and approvals of third parties (other than the Required Regulatory Approvals) required in connection with the consummation of the transactions contemplated hereby shall have been obtained; and

(f) Seller shall have received the other items to be delivered pursuant to Section 4.4.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties, and Certain Covenants. The representations and warranties contained in this Agreement and the covenants and agreements contained in this Agreement which by their terms are to be performed prior to or at the Closing will survive the Closing and will expire fourteen (14) months after the Closing Date, except that the representations and warranties in Sections 5.1, 5.2, 5.8, 5.17, 6.1, 6.2, and 6.5 will survive indefinitely, and the representations and warranties in Section 5.13 will survive until thirty (30) days following the expiration of the applicable statute of limitations.

Section 9.2 Indemnification.

(a) Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Seller will indemnify, defend, and hold harmless Buyer and its Affiliates (the “Buyer Indemnitees”) from and against any and all Claims and Losses (each, an “Indemnifiable Loss”) incurred or suffered by any Buyer Indemnitee to the extent resulting from or arising out of:

(i) any breach by Seller of any of the representations and warranties of Seller contained in this Agreement, disregarding any materiality or Material Adverse Effect qualifications therein, or of any covenant or agreement of Seller contained in this Agreement which by its terms is to be performed prior to or at the Closing;

(ii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement not covered by Section 9.2(a)(i);

(iii) the Excluded Liabilities; or

(iv) any liability to credit, offset or refund to customers in any manner any amount as a result of any final determination, approval or disallowance by an Applicable Commission with regard to purchased gas cost recovery amounts (however designated) attributable to any period prior to the Effective Time, except to the extent deducted in the determination of the Adjustment Amount pursuant to Section 3.2.

(b) Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Buyer will indemnify, defend, and hold harmless Seller and its Affiliates (the “Seller

Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any Seller Indemnitee to the extent resulting from or arising out of:

(i) any breach by Buyer of any of the representations and warranties of Buyer contained in this Agreement, disregarding any materiality or Material Adverse Effect qualifications therein, or of any covenant or agreement of Buyer contained in this Agreement which by its terms is to be performed prior to the Closing;

(ii) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement not covered by Section 9.2(b)(i); or

(iii) the Assumed Obligations.

Section 9.3 Indemnification Procedures.

(a) Third Party Claims. If any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) receives notice of the assertion or commencement of any Claim by any Person that is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) for which the Indemnitee claims a right to indemnification hereunder from the other Party (the “Indemnifying Party”), the Indemnitee will promptly give written notice of such Third Party Claim to the Indemnifying Party. Such notice will describe the nature of the Third Party Claim in reasonable detail and indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee, and the Indemnitee shall provide the Indemnifying Party with such other information with respect to the Third Party Claim as the Indemnifying Party may reasonably request. The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnitee, to assume the defense of the Third Party Claim, provided, that (i) the Indemnifying Party, within thirty (30) days after the receipt of notice thereof, notifies in writing the Indemnitee of its intent to defend such Third Party Claim and expressly confirms in writing its unqualified obligation to indemnify and hold harmless the Indemnitee for the full amount of any Loss that is reasonably likely to result from such Third Party Claim; (ii) the claim solely seeks (and continues to seek) monetary damages; and (iii) the defense of such claim by counsel selected by the Indemnifying Party will not, in the reasonable judgment of counsel to the Indemnitee, create a conflict or potential conflict of interest between such parties.

(b) Defense of Third Party Claims. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 9.3(a), the Indemnifying Party will appoint counsel reasonably acceptable to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense. The Indemnitee shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim. The Indemnitee will have the right to participate in such defense, including appointing separate counsel, but the costs of such participation shall be borne solely by the

Indemnitee. The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim; provided, however, that the Indemnifying Party shall not pay, compromise, settle, or otherwise dispose of such Third Party Claim without the prior written consent of the Indemnitee unless such settlement involves only the payment of money, such payment is made in full solely by the Indemnifying Party without recourse to the Indemnitee, and such settlement does not impose any obligations or restrictions on the Indemnitee of any nature. In no event will the Indemnifying Party have authority to agree, without the consent of the Indemnitee, to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party without recourse to the Indemnitee.

(c) Failure to Assume Defense. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be withheld unless the Indemnifying Party confirms in writing its unqualified obligation to indemnify and hold harmless the Indemnitee for the full amount of any Loss that is reasonably likely to result from such Third Party Claim).

(d) Direct Losses. Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such Loss in reasonable detail and indicating the estimated amount, if practicable. The Indemnitee shall provide the Indemnifying Party with such other information with respect to the Direct Loss as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. The Indemnifying Party will have a period of twenty (20) Business Days within which to respond to such claim of a Direct Loss. If the Indemnifying Party rejects such claim, or does not respond within such period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement.

(e) Delay. A failure to give timely notice as provided in this Section 9.3 will affect the rights or obligations of a Party hereunder only to the extent that, as a result of such failure, the Party entitled to receive such notice was actually prejudiced as a result of such failure. Notwithstanding the foregoing, no claim for indemnification made after expiration of the applicable survival period with respect to the representation, warranty or covenant on which such claim is based set forth in Section 9.1 will be valid.

Section 9.4 Limitations on Indemnification.

(a) A Party may assert a claim for indemnification hereunder only to the extent the Indemnitee gives notice of such claim to the Indemnifying Party in accordance with Section 9.3 prior to the expiration of the applicable survival period with respect to the representation, warranty or covenant on which such claim is based, if any, set forth in Section 9.1.

(b) Notwithstanding any other provision of this Article IX:

(i) Except as provided in Section 9.4(b)(iii), in no event shall either Party be liable for indemnification pursuant to Section 9.2(a)(i), Section 9.2(a)(iv) or Section 9.2(b)(i) hereof (A) for any item or items arising out of the same facts, events or circumstances where the Indemnifiable Loss relating thereto is less than $100,000 and (B) in respect of each individual item where the Indemnifiable Loss relating thereto is equal to or greater than $100,000, unless and until the aggregate of all Indemnifiable Losses which are incurred or suffered by the Buyer Indemnitees or the Seller Indemnitees, respectively, exceeds 2% of the Purchase Price, in which case the Buyer Indemnitees or the Seller Indemnitees, as applicable, shall be entitled, subject to Section 9.4(b)(ii), to indemnification for (x) 50% of all such Indemnifiable Losses up to 2% of the Purchase Price and (y) all such Indemnifiable Losses in excess of 2% of the Purchase Price. All Indemnifiable Losses arising under Section 9.2(a)(iv) shall be deemed to be a single item for purposes of the foregoing.

(ii) Except as provided in Section 9.4(b)(iii), neither Seller nor Buyer shall be required to make payments for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), respectively, in an aggregate amount in excess of twelve and one-half percent (12.5%) of the Purchase Price.

(iii) The limitations specified in Section 9.4(b)(i) and Section 9.4(b)(ii) shall not apply to Indemnifiable Losses arising out of any breach of any of the representations and warranties in Section 5.1, 5.2, 5.8, 5.13, 5.17, 6.1, 6.2, or 6.5, but in no case shall either Seller or Buyer be required to make payments for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), respectively, in an aggregate amount in excess of one hundred percent (100%) of the Purchase Price.

(c) Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties expressly contained in Article V and the Seller Disclosure Schedules, neither Seller nor any other Person is making any other express or implied representation or warranty of any kind or nature whatsoever (including with respect to Seller, the Business, the Purchased Assets, the Assumed Obligations or the transactions contemplated by this Agreement), and Seller hereby disclaims any other representations or warranties, whether made by such Party or its Affiliates, officers, directors, employees, agents, or representatives, including the implied warranty of merchantability and any implied warranty of fitness for a particular purpose.

(d) In the event that Buyer proceeds to the Closing notwithstanding written notice from Seller prior to the Closing that any breach by Seller of any representation or warranty in this Agreement, individually or in the aggregate with any other breaches of

Seller’s representations and warranties in this Agreement, constitutes a Material Adverse Effect, no Buyer Indemnitees shall have any claim or recourse against Seller or any of its Affiliates with respect to such breach, under this Article IX or otherwise.

(e) In addition to the other limitations set forth in this Article IX, with respect to any claim for indemnification regarding any breach of any representation and warranty set forth in Section 5.12: (i) to the extent applicable, Seller’s indemnification obligation shall be limited to the cost of the least restrictive standard or remedy acceptable to each applicable Governmental Entity under applicable Environmental Law (including engineering or institutional controls) based on the industrial use of the relevant facility or property, proximity of commercial and residential areas, and all other relevant factors; provided, that the use of such standards or engineering or institutional controls does not materially interfere with operations at the affected facility and (ii) if any contamination at any Real Property that is subject to indemnity by Seller is exacerbated due to the negligence, gross negligence or willful misconduct of Buyer after the Closing Date, to the extent such exacerbation increases the cost of the investigation or remediation of such contamination, Seller shall not be responsible for any such increase in costs.

Section 9.5 Mitigation.

(a) An Indemnitee will use commercially reasonable efforts to mitigate any Indemnifiable Losses, including commercially reasonable efforts to recover all Indemnifiable Losses from insurers of such Indemnitee under applicable insurance policies or through the rate recovery process so as to reduce the amount of any Indemnifiable Loss hereunder; provided, however, that the foregoing shall not require the maintenance of any insurance. In the event the Indemnitee shall fail to use such commercially reasonable efforts, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnitee for that portion of Indemnifiable Losses that would reasonably have been expected to have been avoided if the Indemnitee had used such commercially reasonable efforts.

(b) The amount of any Indemnifiable Loss will be reduced to the extent of any insurance proceeds, rate recovery or other payments actually received from an insurer or other third party with respect to an Indemnifiable Loss, net of all costs of recovery (including any demonstrably resulting increase in the cost of insurance). If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or payment under or pursuant to any insurance coverage, by rate recovery or by recovery, settlement, or payment by or against any other Person, the amount of such reduction (net of all costs of recovery), will be repaid by the Indemnitee to the Indemnifying Party reasonably promptly following actual receipt or credit of such amounts.

(c) The amount of any Indemnifiable Loss will be reduced to the extent of any Tax benefit available to the Indemnitee or its Affiliates arising in connection with the accrual, incurrence or payment of any such Indemnifiable Loss.

(d) The amount of any Indemnifiable Loss will be reduced to the extent that the Indemnitee received a benefit from the reflection of such matter in the calculation of the Adjustment Amount or any other adjustment to the Final Purchase Price, if any, as finally determined pursuant to Section 3.2.

(e) Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subordinated to the Indemnitee’s rights against such third party.

Section 9.6 Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, and local income Tax purposes.

Section 9.7 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement (other than this Section 9.7) or provided for under any applicable Law, no Party will be liable to the other Party, either in contract or in tort, for any consequential, incidental, indirect, special, or punitive damages of the other Party, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party, and, in particular, no “multiple of profits,” “multiple of cash flow,” “multiple of assets” or similar valuation methodology shall be used in calculating the amount of any Indemnifiable Losses. The exclusion of consequential, incidental, indirect, special, and punitive damages as set forth in the preceding sentence does not apply to any such damages sought by third parties against Buyer or Seller, as the case may be, in connection with Losses that may be indemnified pursuant to this Article IX after the Closing.

Section 9.8 Exclusive Remedy. Except for injunctive relief and as provided in Section 7.2(a), the Parties acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any breach or failure to perform, or alleged breach or failure to perform, any covenant or agreement in this Agreement, or any other claim based upon, arising out of or relating to this Agreement and/or the transactions contemplated hereby, will be indemnification in accordance with this Article IX. In furtherance of the foregoing, Seller and Buyer hereby waive, on behalf of themselves and the other Seller Indemnitees and Buyer Indemnitees, respectively, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contribution, rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty) that may be based upon, arise out of, or relate to the Business, the Purchased Assets, the Excluded Assets, the Assumed Obligations, the Excluded Liabilities, this Agreement, the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), or the transactions contemplated hereby, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law, common law, or otherwise.

ARTICLE X

TERMINATION AND OTHER REMEDIES

Section 10.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

(b) This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before eight (8) months following the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date. Notwithstanding the foregoing, (i) if eight (8) months following the date of this Agreement the conditions to the Closing set forth in Section 8.2(e) or Section 8.3(d) have not been fulfilled or consents necessary for the assignment of the Ft. Benning Contract have not been received, but all other conditions to the Closing have been fulfilled or are capable of being fulfilled at the Closing, then the Termination Date will be the day which is sixteen (16) months following the date of this Agreement.

(c) This Agreement may be terminated by either Seller or Buyer if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and non-appealable.

(d) This Agreement may be terminated by Buyer or by Seller if (i) any Required Regulatory Approval or other Order shall have been issued by any Governmental Entity with terms, conditions or adverse requirements which would cause the condition set forth in Section 8.2(e) or in Section 8.3(d), respectively, not to be satisfied, (ii) such condition has not been waived by Buyer or Seller, respectively, and (iii) all appeals of such Required Regulatory Approval or Order have been taken and have been unsuccessful.

(e) This Agreement may be terminated by Buyer if there has been a breach by Seller of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such breach has not been cured by Seller or waived by Buyer within twenty (20) Business Days after all other conditions to the Closing have been satisfied or are capable of being satisfied.

(f) This Agreement may be terminated by Seller if there has been a breach by Buyer of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such breach has not been cured by Buyer or waived by Seller within twenty (20) Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.

Section 10.2 Procedure and Effect of Termination.

(a) In the event that a Party having the right to terminate this Agreement desires to terminate this Agreement, such Party shall give the other Party written notice of such termination, specifying the basis for such termination, and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Section 10.2.

(b) The obligations of the Parties under Article XI, and Sections 5.17, 6.5, 7.3, 7.5, and 7.15 and this Section 10.2 (and any definitions in Article I referenced in any of the foregoing) will survive the termination of this Agreement. Except if the basis for such termination is that a Party has breached its obligation to consummate the Closing in accordance with Article IV (provided that the conditions to the obligation of such Party under Article VIII hereof to consummate the Closing have been satisfied, other than conditions to be satisfied by deliveries at the Closing), such termination shall be the sole remedy of the Parties hereto with respect to breaches of any covenant, agreement, representation or warranty contained in this Agreement and neither Party hereto nor any of its Affiliates or Representatives shall have any liability or further obligation to the other Party or any of its Affiliates or Representatives pursuant to this Agreement, except with respect to the obligations specified in the preceding sentence; provided that nothing herein shall relieve any Party from liability for any willful and material breach of any representation, warranty, covenant or agreement of such Party contained in this Agreement.

(c) Upon any termination of this Agreement, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, will within a commercially reasonable time thereafter be withdrawn by the filing Party from the Governmental Entity or other Person to which they were made.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Amendment. Except as provided in Section 7.1(b), Section 7.9(a), and Section 7.16, this Agreement may be amended, modified, or supplemented only by written agreement of Seller and Buyer.

Section 11.2 Waivers and Consents. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3 Notices. All notices and other communications hereunder will be in writing and will be deemed given (i) when received, if delivered personally, (ii) when sent, if sent by facsimile transmission (provided that the sender receives confirmation of successful transmission), or (iii) when received, if mailed by overnight courier or certified mail (return receipt requested), postage prepaid, in each case, to the Party being notified at such Party’s address indicated below (or at such other address for a Party as is specified by like notice):

(a)	If to Seller, to:

Atmos Energy Corporation

Attn: Chief Financial Officer

Attn: General Counsel

5430 LBJ Freeway

1800 Three Lincoln Centre

Dallas, Texas 75240

Fax: (972) 855-3080

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

Attn: Richard Russo, Esq.

1801 California Street, Suite 4200

Denver, Colorado 80202-2642

Fax: (303) 313-2838

(b)	if to Buyer, to:

Liberty Energy (Georgia) Corp.

c/o Algonquin Power & Utilities Corp.

Attn: Chief Executive Officer

2845 Bristol Circle

Oakville, Ontario, Canada L6H 7H7

Fax: (905) 465-4514

with a copy (which shall not constitute notice) to:

Husch Blackwell LLP

Attn: James G. Goettsch, Esq.

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Fax: (816) 983-8080

Section 11.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer shall be permitted to assign its rights and obligations under this Agreement to one or more wholly-owned, direct or indirect Subsidiaries with prior written notice to Seller; provided, however, that no such assignment shall relieve Buyer of, or constitute a discharge of, Buyer’s liabilities and obligations under this Agreement, nor shall any such assignment relieve Algonquin of, or constitute a discharge of, Algonquin’s liabilities and obligations under the Guaranty.

Section 11.5 No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be deemed to confer any rights or remedies upon any Person other than the Parties, except for the rights of Affiliates of the Parties under Article IX hereof. Without limiting the foregoing, no provision of this Agreement creates any rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

Section 11.6 Governing Law. This Agreement (as well as any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of laws rules thereof that would otherwise require the Laws of another jurisdiction to apply.

Section 11.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.8 Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement and the Ancillary Agreements, together with the Appendices, Schedules and Exhibits hereto and thereto and the certificates and instruments delivered hereunder or in accordance herewith, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to such transactions contemplated hereby. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of either Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder.

Section 11.9 Delivery. This Agreement, and any certificates and instruments delivered hereunder or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with such facsimile signature constituting an original for all purposes.

Section 11.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.11 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating hereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which it is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 11.13 Disclosure Generally. Notwithstanding anything to the contrary contained in the Seller Disclosure Schedules or in this Agreement, the information and disclosures contained in any Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference with respect to any other representation or warranty of Seller for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Seller Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATMOS ENERGY CORPORATION

By:	/s/ FRED E. MEISENHEIMER
Name:	Fred E. Meisenheimer
Title:	Senior Vice President and Chief Financial Officer

LIBERTY ENERGY (GEORGIA) CORP.

By:	/s/ IAN ROBERTSON
Name:	Ian Robertson
Title:	President

By:	/s/ DAVID BRONICHESKI
Name:	David Bronicheski
Title:	Secretary and Treasurer

APPENDIX A

ADJUSTMENT AMOUNT

1.	Adjustment Amount. The “Adjustment Amount” will be the sum of the following amounts: the Net PPE Adjustment, plus the Net Other Regulatory Amount, plus the Working Capital Amount, minus the OPEB Adjustment Amount. As used herein:

(a)	“Net PPE Adjustment” means the positive or negative amount obtained by subtracting the Base Net PPE Amount from the Closing Net PPE Amount. As used in the foregoing:

(i)	“Base Net PPE Amount” means $128,145,000.

(ii)	“Closing Net PPE Amount” means the Value as of the Effective Time of the net property, plant and equipment included in the Purchased Assets as of the Effective Time, determined in accordance with the rules and regulations of the Applicable Commission; provided, however, that the foregoing (A) shall not include the Additional Real Property, and (B) with respect to the LNG Facility, shall be governed by Section 7.1(g) of the Agreement.

(b)	“Net Other Regulatory Amount” means the amount obtained by subtracting Regulatory Liabilities from Regulatory Assets. For purposes of the foregoing:

(i)	“Regulatory Assets” means the Value as of the Effective Time of the FERC Accounts related to deferred charges and other rights to recover amounts from customers through rates and charges in future periods (together with any interest or return thereon), that result specifically from ratemaking action by an Applicable Commission (whether pursuant to an increase in rate base for ratemaking purposes or pursuant to an authorized recovery or credit mechanism), that are included in the Purchased Assets as of the Effective Time, determined in accordance with the rules and regulations of the Applicable Commission (and excluding any amounts included in the Closing Net PPE Amount). Regulatory Assets shall not include any regulatory asset established in favor of Buyer for the amortization of liabilities in respect of any pension or postretirement benefits other than pensions.

(ii)

“Regulatory Liabilities” means the Value as of the Effective Time of the FERC Accounts related to liabilities to refund or credit amounts to customers through rates and charges in future periods (together with any interest or return thereon), that result specifically from ratemaking action by the Applicable Commission (whether pursuant to a decrease or offset to rate base for ratemaking purposes or pursuant to an authorized recovery or credit mechanism), that are included in the Assumed Obligations as of the Effective Time or are imposed on Buyer by any Applicable Commission for rate purposes in connection with the approval of the transaction (and excluding any amounts included in the Closing Net PPE Amount); provided, however, that without limiting the rights of Buyer under the Agreement with regard to any Burdensome Condition, the Parties agree that in the event of any rate base decrease or offset assumed by or imposed on Buyer in respect of or in substitution for accumulated deferred income taxes (“ADIT”) of Seller, the amount of such rate base decrease or offset in respect of ADIT shall not constitute a Regulatory Liability for purposes of the foregoing and shall not otherwise affect the calculation of the Adjustment Amount or the Purchase Price.

(c)	“Working Capital Amount” means the amount obtained by subtracting Current Liabilities and an amount equal to $414,000 from Current Assets. For purposes of the foregoing:

(i)	“Current Assets” means the Value as of the Effective Time of the FERC Accounts related to current assets that are included in the Purchased Assets as of the Effective Time, determined in accordance with the rules and regulations of the Applicable Commission (and excluding any amounts included in the Closing Net PPE Amount or in the Net Other Regulatory Amount).

(ii)	“Current Liabilities” means the Value as of the Effective Time of the FERC Accounts related to current liabilities that are included in the Assumed Obligations as of the Effective Time, determined in accordance with the rules and regulations of the Applicable Commission (and excluding any amounts included in the Closing Net PPE Amount or in the Net Other Regulatory Amount). As used herein, “Current Liabilities” includes any amounts specified in Section 2.3(a) or 2.3(b) of the Agreement that are not included in the Closing Net PPE Amount or in the Net Other Regulatory Amount, and any prepayments under the Ft. Benning Contract.

(d)	“OPEB Adjustment Amount” means the amount of the accumulated other post-retirement benefit obligation of Seller with respect to the Transferred Employees, determined in accordance with the Retiree Plan Assumptions (and excluding any amounts included in the Net Other Regulatory Amount or Working Capital Amount).

2.	Accounting Principles. For purposes of this Appendix A:

(a)	The “Value” of an item shall be the book value thereof, as determined in accordance with GAAP and applicable FERC Accounting Rules, as modified by the rules and regulations of the Applicable Commission.

(b)	“FERC Accounting Rules” means the requirements of FERC with respect to and in accordance with the Uniform System of Accounts established by FERC in effect as of the date hereof.

(c)	“FERC Accounts” means the accounts maintained by Seller with respect to the Business in accordance with the FERC Accounting Rules, as modified by the rules and regulations of the Applicable Commission.

(d)	All determinations and calculations will be made and performed in a manner to avoid double counting of any item, to the extent that any such item is otherwise accounted for in such determination or calculation.

APPENDIX B

SAMPLE CALCULATION OF ADJUSTMENT AMOUNT

As of June 30, 2012

Net PPE Adjustment*	$-0-
Plus: Net Other Regulatory Amount	69,956
Plus: Working Capital Amount	7,498,456
Less: OPEB Adjustment Amount**	(3,500,000)
Adjustment Amount	$4,068,052

*	Excludes any price adjustment pursuant to Section 7.1(g).
**	This sample calculation uses the actuarial principles set forth on Schedule 7.10(f) with respect to the retiree medical plan liability. The actual OPEB Adjustment Amount as of the Closing Date will be calculated using the Retiree Plan Assumptions determined in accordance with Section 7.10(f) of the Agreement with respect to all Transferred Employees only, and not with respect to retirees as of the Closing Date.

Exhibit 1.1-A(i)

Form of Assignment of Recorded Instruments

THIS SPACE FOR RECORDER’S USE ONLY

Date:                  , 201_

ASSIGNMENT OF RECORDED INSTRUMENTS

GRANTOR:	Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia

GRANTEE:	Liberty Energy (Georgia) Corp., a Georgia corporation

GRANTEE MAILING ADDRESS:

LEGAL DESCRIPTION:	See Exhibit A, attached hereto.

ORIGINAL BOOK/PAGE:	See Exhibit A, attached hereto.

ASSIGNMENT OF RECORDED INSTRUMENTS

In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia (“Assignor”), as grantor, with an address of 5430 LBJ Freeway, 1800 Three Lincoln Centre, Dallas, Texas 75240 has granted, sold, conveyed, transferred, and assigned, and by these presents does hereby grant, sell, convey, transfer, and assign unto Liberty Energy (Georgia) Corp., a Georgia corporation (“Assignee”), as grantee, with a mailing address of                             , with a copy to Algonquin Power & Utilities Corp., 2845 Bristol Circle, Oakville, Ontario, Canada L6H 7H7, Attn: General Counsel, on an AS-IS, WHERE-IS BASIS, WITH ALL FAULTS, without representation or warranty of any kind except as set forth in that certain Asset Purchase Agreement dated as of August 8, 2012, by and between Assignor and Assignee, all of Assignor’s right, title, and interest in and to the Easements (as such term is defined in the Asset Purchase Agreement), leasehold interests, and other recorded instruments identified in the Asset Purchase Agreement, including the interests and rights described or set forth on Exhibit A attached hereto and by this reference made a part hereof.

This Assignment is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of Assignor and Assignee under the Asset Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

TO HAVE AND TO HOLD the above-described premises unto Assignee and its successors and assigns, forever.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

County, Georgia	Page 2

IN WITNESS WHEREOF, Grantor has caused this Assignment to be executed by its duly authorized officer, the day and the year first above written.

ATMOS ENERGY CORPORATION, a corporation incorporated in the State of Texas and the Commonwealth of Virginia

By:
Name:	Louis P. Gregory
Title:	Senior Vice President, General Counsel and Corporate Secretary

Attested, signed and delivered in the presence of:

Witness

STATE OF TEXAS	)
) ss.
COUNTY OF DALLAS	)

On this              day of             , 201_, before me appeared Louis P. Gregory, to me personally known, who, being by me duly sworn did say that he is the Senior Vice President, General Counsel and Corporate Secretary of Atmos Energy Corporation, who is personally known to me to be such officer, and who is personally known to me to be the same person who executed, as such officer, the within instrument on behalf of such corporation, and such person duly acknowledged the execution of the same to be the act and deed of such corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

Notary Public Jayne A. Zabala

My commission expires:

WHEN RECORDED MAIL TO:

County, Georgia	Page 3

Exhibit 1.1-A(ii)

Form of Assignment of Unrecorded Instruments

Date:                      , 201_

ASSIGNMENT OF UNRECORDED INSTRUMENTS—GEORGIA

In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia (“Assignor”), as grantor, with an address of 5430 LBJ Freeway, 1800 Three Lincoln Centre, Dallas, Texas 75240 has granted, sold, conveyed, transferred, and assigned, and by these presents does hereby grant, sell, convey, transfer, and assign unto Liberty Energy (Georgia) Corp., a Georgia corporation (“Assignee”), as grantee, with a mailing address of                     , with a copy to Algonquin Power & Utilities Corp., 2845 Bristol Circle, Oakville, Ontario, Canada L6H 7H7, Attn: General Counsel, on an AS-IS, WHERE-IS BASIS, WITH ALL FAULTS, without representation or warranty of any kind except as set forth in that certain Asset Purchase Agreement dated as of August 8, 2012, by and between Assignor and Assignee, all of Assignor’s right, title, and interest in and to the unrecorded Easements (as such term is defined in the Asset Purchase Agreement), leasehold interests, and other instruments identified in the Asset Purchase Agreement, in each case relating to interests and rights in the State of Georgia, including the interests and rights described or set forth on Exhibit A attached hereto and by this reference made a part hereof.

This Assignment is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of Assignor and Assignee under the Asset Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

TO HAVE AND TO HOLD the above-described premises unto Assignee and its successors and assigns, forever.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by its duly authorized officer, the day and the year first above written.

ATMOS ENERGY CORPORATION, a corporation incorporated in the State of Texas and the Commonwealth of Virginia

By:
Name:	Louis P. Gregory
Title:	Senior Vice President, General Counsel and Corporate Secretary

Assignment of Unrecorded Instruments – Georgia

Exhibit 1.1-B

Form of Bill of Sale, Assignment and Assumption Agreement [Seller]

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of                 , by and among Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia (“Seller”), and Liberty Energy (Georgia) Corp., a Georgia corporation (“Buyer”).

RECITALS

A. Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of August 8, 2012 (the “Purchase Agreement”), pursuant to which Seller is to sell and Buyer is to purchase the Purchased Assets, and Seller is to assign and Buyer is to assume the Assumed Obligations. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

B. Seller and Buyer have agreed to execute and deliver this Agreement for the purpose of effecting (i) the transfer to and vesting in Buyer of title to the Purchased Assets other than the Additional Real Property and (ii) the assumption by Buyer of the Assumed Obligations other than to the extent related to the Additional Real Property, as set forth herein.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Pursuant to and in accordance with the terms and conditions of the Purchase Agreement, Seller does hereby sell, convey, transfer, assign, deliver and vest in Buyer, its successors and assigns forever, all of its right, title and interest in and to the Purchased Assets other than the Additional Real Property, including (a) the Franchises listed on Exhibit A attached hereto and (b) the Vehicles and other items of equipment listed on Exhibit B attached hereto.

2. Pursuant to and in accordance with the terms and conditions of the Purchase Agreement, Seller hereby contributes, conveys, transfers and assigns to Buyer all of Seller’s rights, duties and obligations under the Assumed Obligations other than to the extent related to the Additional Real Property, and Buyer hereby agrees to pay, discharge, perform or otherwise satisfy, and assumes and agrees to be bound by, the Assumed Obligations other than to the extent related to the Additional Real Property.

3. Nothing in this Agreement shall alter any liability or obligation of Seller or Buyer arising under the Purchase Agreement.

4. This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, administrators, successors and assigns.

5. This Agreement (as well as any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws rules thereof that would otherwise require the laws of another jurisdiction to apply.

6. The parties incorporate by reference Section 11.11 of the Purchase Agreement (Submission to Jurisdiction).

7. This Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with such facsimile signature constituting an original for all purposes.

[The remainder of this page has been intentionally left blank.]

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER: ATMOS ENERGY CORPORATION

By:
Name:
Title:

BUYER: LIBERTY ENERGY (GEORGIA) CORP.

By:
Name:
Title:

Signature Page to Bill of Sale, Assignment and Assumption Agreement

Exhibit A

Franchise Agreements

A-1

Exhibit B

Vehicles and Other Equipment

B-1

Exhibit 1.1-B

Form of Bill of Sale, Assignment and Assumption Agreement [Building Seller]

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of                     , by and among Atmos Power Systems, Inc., a Georgia corporation (“Building Seller”), and Liberty Utilities Co., a Delaware corporation (“Building Buyer”).

RECITALS

C. Atmos Energy Corporation (“Seller”) and Liberty Energy (Georgia) Corp. (“Buyer”) have entered into that certain Asset Purchase Agreement, dated as of August 8, 2012 (the “Purchase Agreement”), pursuant to which Seller is to sell and Buyer is to purchase the Purchased Assets, and Seller is to assign and Buyer is to assume the Assumed Obligations. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

D. Seller and Buyer have agreed to cause Building Seller and Building Buyer, respectively, to execute and deliver this Agreement for the purpose of effecting (i) the transfer to and vesting in Building Buyer of title to the Additional Real Property and (ii) the assumption by Building Buyer of any Assumed Obligations to the extent related to the Additional Real Property, as set forth herein.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Pursuant to and in accordance with the terms and conditions of the Purchase Agreement, Building Seller does hereby sell, convey, transfer, assign, deliver and vest in Building Buyer, its successors and assigns forever, all of its right, title and interest in and to the Additional Real Property.

2. Pursuant to and in accordance with the terms and conditions of the Purchase Agreement, Building Seller hereby contributes, conveys, transfers and assigns to Building Buyer all of Building Seller’s rights, duties and obligations under any Assumed Obligations to the extent related to the Additional Real Property, and Buyer hereby agrees to pay, discharge, perform or otherwise satisfy, and assumes and agrees to be bound by, any Assumed Obligations to the extent related to the Additional Real Property.

3. Nothing in this Agreement shall alter any liability or obligation of Seller or Buyer arising under the Purchase Agreement.

4. This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, administrators, successors and assigns.

5. This Agreement (as well as any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws rules thereof that would otherwise require the laws of another jurisdiction to apply.

6. The parties incorporate by reference Section 11.11 of the Purchase Agreement (Submission to Jurisdiction).

7. This Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with such facsimile signature constituting an original for all purposes.

[The remainder of this page has been intentionally left blank.]

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER: ATMOS POWER SYSTEMS, INC.

By:
Name:
Title:

BUYER: LIBERTY UTILITIES CO.

By:
Name:
Title:

Exhibit 1.1-C

Form of Limited Warranty Deed

THIS SPACE FOR RECORDER’S USE ONLY

Date:                   , 20__

RECORDING REQUESTED BY:

Husch Blackwell LLP

AND WHEN RECORDED MAIL TO:

Husch Blackwell LLP

Attn: James G. Goettsch, Esq.

4801 Main Street, Suite 1000

Kansas City, MO 64112

LIMITED WARRANTY DEED

GRANTOR:	Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia

GRANTEE:	Liberty Energy (Georgia) Corp., a Georgia corporation

GRANTEE MAILING ADDRESS:

LEGAL DESCRIPTION:	See Exhibit A, attached hereto.

ORIGINAL BOOK/PAGE:

STATE OF TEXAS	)
)ss
COUNTY OF DALLAS	)

THIS INDENTURE, made on the             day of             , 201_, by and between Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia, Grantor, and Liberty Energy (Georgia) Corp., a Georgia corporation, Grantee, with a mailing address of             ,             .

WHEREAS, Grantor and Grantee have signed that certain Asset Purchase Agreement dated as of August 8, 2012 (the “Agreement”), which Agreement provides for the conveyance of certain assets to Grantee, including, without limitation, the real estate lying, being, and situate in the County of                                 and State of Georgia legally described on Exhibit A attached hereto (the “Property”).

WITNESSETH: THAT GRANTOR, for and in consideration of the sum of Ten and 00/100 Dollars ($10.00), and other valuable consideration, to it in hand paid by Grantee, the receipt of which is hereby acknowledged, does by these presents, grant, bargain, sell and convey unto Grantee and its successors and assigns, the Property;

SUBJECT TO all Permitted Encumbrances, as defined in the Agreement.

TO HAVE AND TO HOLD, the Property aforesaid, on an AS-IS, WHERE-IS BASIS, WITH ALL FAULTS (subject to the representations and warranties in the Agreement), with all and singular the rights, members, privileges, appurtenances, and immunities thereto belonging or in anywise appertaining, to the only proper use, benefit and behoof of the said Grantee and unto its successors and assigns forever in FEE SIMPLE.

AND THE SAID Grantor will warrant and defend the title of the Property unto Grantee and unto its successors and assigns forever, against the lawful claims and demands of all persons whomsoever, lawfully claiming the same by, through, or under the party of the Grantor, except as hereinafter stated; PROVIDED, HOWEVER, that notwithstanding the foregoing, Grantee shall not be entitled to recover any remedies otherwise available to Grantee for any breach of the foregoing warranties unless such remedies are available to Grantee under the Agreement (and then only to the extent and subject to all limitations provided in the Agreement); and PROVIDED, FURTHER, that the terms of the Agreement shall govern in the event of any inconsistency between the terms of the Agreement and the terms of this Indenture.

3

IN WITNESS WHEREOF, Grantor has caused this Indenture to be executed by its duly authorized officer, the day and the year first above written.

ATMOS ENERGY CORPORATION, a corporation incorporated in the State of Texas and the Commonwealth of Virginia

[SEAL]	By:
Name: Title:

Attested, signed, sealed and delivered in the presence of:

Witness

STATE OF GEORGIA	)
)ss.
COUNTY OF	)

On this             day of             , 20__, before me appeared             , to me personally known, who, being by me duly sworn did say that he is the             of Atmos Energy Corporation, who is personally known to me to be such officer, and who is personally known to me to be the same person who executed, as such officer, the within instrument on behalf of such corporation, and such person duly acknowledged the execution of the same to be the act and deed of such corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

Notary Public

Print or Type Name

My commission expires:

4

EXHIBIT A

Legal Description

5

DISCLOSURE SCHEDULES

to the

ASSET PURCHASE AGREEMENT

by and between

ATMOS ENERGY CORPORATION

as Seller

and

LIBERTY ENERGY (GEORGIA) CORP.

as Buyer

Dated as of August 8, 2012

These disclosure schedules (“Disclosure Schedules”) are referred to in, and are part of, the Asset Purchase Agreement, dated as of August 8, 2012 (the “Agreement”), by and between Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia (“Seller”), and Liberty Energy (Georgia) Corp., a Georgia corporation (“Buyer”).

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement. Reference to any document, contract or agreement, including the Agreement (collectively, a “Document”) herein is qualified in its entirety by the text of the Document, as amended, supplemented or modified (to the extent provided), which is deemed to include all exhibits, schedules, annexes and other documents attached thereto, or referenced in such Document as constituting part of the terms of such Document, to the extent provided.

Any item disclosed in these Disclosure Schedules is deemed to be disclosed and incorporated by reference with respect to any other representation or warranty of Seller in the Agreement for which applicability of such information and disclosure is reasonably apparent on its face.

The fact that any item of information is disclosed in these Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in the Agreement. The inclusion of any item in these Disclosure Schedules is not an admission or acknowledgement of any liability or obligation with respect to any third Person.

Items disclosed herein are not necessarily limited to the matters required by the Agreement to be disclosed in these Disclosure Schedules. Such additional information is provided for informational purposes only. Nothing in these Disclosure Schedules shall be deemed to expand the scope or effect, or change the meaning of any representation, warranty or covenant in the Agreement.

SCHEDULE 1.1-A

BUYER REQUIRED REGULATORY APPROVALS

GEORGIA PUBLIC SERVICE COMMISSION

Approval by the Georgia Public Service Commission of the joint application of the Parties for the approval of the transactions contemplated by the Agreement, including:

(a)	Authorization of Buyer to provide regulated gas distribution service in the applicable jurisdiction upon and following the Closing at the same rates, charges, terms and conditions as set forth in the then current tariffs of Seller with respect to the Business on file with the Georgia Public Service Commission, including the issuance or approval of the transfer to Buyer of all certificates of public convenience and necessity and other licenses, authorizations, waivers and approvals previously granted by the Commission to Seller and required for Buyer to operate the Business as currently operated by Seller.

(b)	Approval of the assumption and transfer to Buyer of, and authorization to record and recover in accordance with the terms and conditions then applicable to Seller, the Regulatory Assets and Regulatory Liabilities included in the Purchased Assets and Assumed Obligations, and to record and recover a regulatory asset or liability to reflect unfunded pension plan and post- retirement benefits other than pension obligations, if any, assumed by Buyer, to be amortized over the average remaining service period of employees of the Business expected to receive benefits under such plans.

(c)	Approval to Buyer, to the extent required by applicable Law, for the issuance of all stocks, bonds or notes, or other evidence of debt for the purpose of financing the transactions contemplated by the Agreement and other purposes permitted by applicable Law.

(d)	Authorization of the parties to enter into and perform in accordance with the terms of all other documents reasonably necessary and incidental to the performance of the transactions contemplated by the Agreement.

FERC:

Issuance of a NGA Section 7(f) Designation at the AL/GA border for the Fort Benning connection to Southern Natural Gas Pipeline in Alabama and a FERC capacity release waiver to expedite the release/assignment of FERC pipeline capacity on Southern Natural Gas and Transcontinental necessary for the provision of service in Georgia, and such other approvals from FERC as may be required by reason of the nature of the Purchased Assets.

1

SCHEDULE 1.1-C

PERMITTED ENCUMBRANCES

1.	Unrecorded easements, discrepancies or conflicts in boundary lines, shortages in area and encroachments which an accurate and complete survey would disclose, that do not, individually or in the aggregate, materially interfere with Buyer’s operation of the Business or use of any of the Purchased Assets in the manner currently used and do not secure any Excluded Liabilities.

2.	All matters of record which would be disclosed by an abstract of title, title opinion or title insurance commitment, that do not, individually or in the aggregate, materially interfere with Buyer’s operation of the Business or use of any of the Purchased Assets in the manner currently used and do not secure any Excluded Liabilities.

2

SCHEDULE 1.1-D

SELLER REQUIRED REGULATORY APPROVALS

GEORGIA

Georgia Public Service Commission

1.	Joint application for approval of the sale of certain of its assets located in the State of Georgia to Liberty Energy (Georgia) Corp.

2.	Once filed, order approving said sale will be pending.

FERC

FERC capacity release waiver to expedite the release/assignment of FERC pipeline capacity on Southern Natural Gas and Transcontinental necessary for the provision of service in Georgia.

3

SCHEDULE 1.1-E

SELLER’S KNOWLEDGE – LIST OF EMPLOYEES

Name	Title
Kevin Akers	President Kentucky/Mid-States Division

Ernie Napier	Vice President, Technical Services Kentucky/Mid-States Division

Mike Ellis	Vice President, Operations Kentucky/Mid-States Division

Kenny Malter	Vice President, Gas Supply

Pat Childers	Vice President, Rate & Regulatory Affairs

Louis Gregory	Senior Vice President, General Counsel & Corporate Secretary

Pace McDonald	Vice President, Tax

Doug Walther	Deputy General Counsel

Greg Waller	Manager, Rate & Regulatory Affairs

4

SCHEDULE 1.1-F

TERRITORY

1. The local natural gas distribution system comprising approximately 1313 miles of gas transmission and distribution mains and located in the following counties: Barrow, Chatahoochee, Hall, Harris, Jackson, Muscogee, and Oconee.

5

SCHEDULE 2.1(a)(i)

REAL PROPERTY AND REAL PROPERTY INTERESTS

1.	OWNED OFFICE/WAREHOUSE STRUCTURES AND LAND:

Address	Type	Office Size (sf)	Other Facility Size (sf)	Warehouse Size (sf)	Action Required	Status
1109 Virginia St., Columbus	Other		2,080

175 John W. Morrow Jr. Parkway, Gainesville	Combo	6,500		4,500

2300 Victory Drive, Columbus *	Other		14,500

23rd Ave. at Andrews Rd., Columbus	Warehouse			144

321 Edwards St., Ft. Benning	Warehouse			200

424 Banks St., Gainesville	Warehouse			2,550

47th St. at Hamilton Rd., Columbus	Warehouse			900

9151 Veterans Pkwy., Midland	Combo	2,800	5,060

9159 Veterans Pkwy., Columbus	Office	1,850

University Ave. at Oak Circle, Columbus	Warehouse			300

Warm Springs Rd. at Rogers D, Columbus	Warehouse			96

Williams Rd.at Whitesville Rd., Columbus	Warehouse			180

*	Lot 2 – 3.964 acres

6

2.	LEASED OFFICE/WAREHOUSE SPACE:

Address	Type	Office Size	Other Facility Size	Warehouse Size	Action Required	Status
1046 W. Washington St., Gainesville	Office	15,006

2300 Victory Drive, Columbus *	Combo	11,349		12,000

Parkman Avenue, Columbus	Office	11,219

*	Lot 1 – 5.904 acres is sub-leased from Atmos Power Systems, Inc., successor-in-interest to UCG Leasing, Inc., which leases such property from the Development Authority of Columbus, Georgia pursuant to its Lease Agreement dated as of November 1, 1991. See Schedule 2.1A herein.

3.	EASEMENTS AND RIGHTS-OF-WAY

a. All right, title and interest to all real property (and interests therein and appurtenances thereto), rights-of-way, leases, easements, licenses or other rights to use or have access, servitudes, distribution systems and assets, whether or not of record, including (without limitation) in the counties of Barrow, Chatahoochee, Hall, Harris, Jackson, Muscogee, and Oconee.

7

SCHEDULE 2.1(a)(ii)

ALL OTHER NATURAL GAS DISTRIBUTION UTILITY SYSTEM ASSETS

1.	HIGH PRESSURE PIPELINE DISTRIBUTION SYSTEM

a. All personal property comprising approximately 1313 miles of pipeline of varying diameters from 2-inches to 16-inches, associated with the high pressure natural gas distribution system serving the primary markets of Columbus and Gainesville.

2.	GAS DISTRIBUTION ASSETS

a. All personal property associated with the distribution system’s provision of service, including, without limitation, compressors, pumps, motors, dehydrators, treaters, vessels, machinery, vehicles, trailers, fences, tools, lubricants, materials, supplies and spare-parts and computer hardware, and Seller’s interest as lessee in any equipment leased by Seller, to the primary markets of Columbus and Gainesville.

8

SCHEDULE 2.1(i)

ASSETS AND OTHER RIGHTS

None.

9

SCHEDULE 2.1A

ADDITIONAL REAL PROPERTY

1.	2300 Victory Drive, Columbus (Lot 1—5.904 acres)*

*	Under the terms of its Lease Agreement with the Development Authority of Columbus, Georgia dated as of November 1, 1991, Building Seller, Atmos Power Systems, Inc., has an option to purchase this property until the expiration of the lease on July 1, 2013.

10

SCHEDULE 2.2(g)

ALL EXCLUDED AGREEMENTS, CONTRACTS, AND UNDERSTANDINGS

1.	Agreements jointly used by the subject Business and other divisions of Seller:

Contractor	Description	Effective Date	Term
Bank of America	P-Card and Travel & Entertainment Card	12/9/2010	Ongoing

McJunkin	Pipe valves & fittings	2/21/2011	Three years

GE Capital Fleet Services	Master Lease Agreement; and related addendum*	1/15/1999	Ongoing

GE Capital Fleet Services	Master Services Agreement ; and related addendum*	1/15/1999	Ongoing

ARI Fleet LT and Automotive Rentals, Inc.	Lease and fleet management services agreement *	5/4/2010	Ongoing

Deere Credit, Inc.	Master Lease Agreement — Equipment leases*	3/10/2003	Two years

US Bank	Retail lockbox	12/16/2009	Three years

CheckFree	Walkin pay centers and e-bill handling	3/31/2006	Ongoing

BillMatrix	Credit Card payment processing	3/1/2011	Negotiating new contract, currently month-to-month

Western Union	Walk-in pay centers	3/31/1997	Ongoing

Fidelity Express	Walk-in pay centers	12/19/2003	Annual auto-renewal

Visa	Acceptance & promotional agreement	5/1/2011	Two years

Contract Callers, Inc.	Outside collection agency	1/1/2005	Ongoing

Professional Finance Co.	Outside collection agency	10/1/2005	Ongoing

Dynamic Recovery Services	Outside collection agency	4/1/2004	Ongoing

HHT Limited	Outside collection agency	5/6/2010	Ongoing

Kubra	Bill printing	7/30/2009	4/30/2013

Societe Generale	ISDA Master Agreement		Ongoing

Barclays Bank PLC	ISDA Master Agreement		Ongoing

CitiGroup Inc.	ISDA Master Agreement		Ongoing

11

Conoco Phillips	ISDA Master Agreement	Ongoing

Credit Agricole (formerly Calyon)	ISDA Master Agreement	Ongoing

Fifth Third Bank	ISDA Master Agreement	Ongoing

JPMorgan Chase Bank N.A.	ISDA Master Agreement	Ongoing

Wells Fargo Bank, National	ISDA Master Agreement	Ongoing

Shell Energy North America (US)	ISDA Master Agreement	Ongoing

Morgan Stanley	ISDA Master Agreement	Ongoing

BP Corporation North America Inc.	ISDA Master Agreement	Ongoing

BNP Paribas	ISDA Master Agreement	Ongoing

Royal Bank of Canada	ISDA Master Agreement	Ongoing

Bank of Montreal	ISDA Master Agreement	Ongoing

Credit Suisse	ISDA Master Agreement	Ongoing

Deutsche Bank Securities Inc.	ISDA Master Agreement	Ongoing

Goldman, Sachs & Co.	ISDA Master Agreement	Ongoing

*	Assets that principally relate to the current operation of the Business that are leased under a lease, contract or agreement set forth on this Schedule 2.2(g) will be transferred to Buyer pursuant to an assignment or partial assignment of the lease schedule or lease of which they are a part (without assignment of the master lease agreement itself or any other lease thereunder); provided, however, that if such lease cannot be assigned to Buyer, such assets shall be subject to Section 7.6(c) of the Agreement.

2.	Base NAESB Agreements.

Contract No.	Description	Party	Term
UCG-10835	Gas Supply Agreement – Base Contract (NAESB)	CenterPoint Energy Gas Marketing Company	Ongoing

UCG-10999	Gas Supply Agreement – Base Contract (NAESB)	OGE Energy Resources, Inc.	Ongoing

12

UCG-11074	Gas Supply Agreement – Base Contract (NAESB)	Tenaska Marketing Ventures	Ongoing

UCG-11105	Gas Supply Agreement – Base Contract (NAESB)	Coral Energy Resources, L.P.	Ongoing

UCG-11105	Gas Supply Agreement – Base Contract (NAESB)	Coral Energy Resources, L.P.	Ongoing

UCG-10835	Gas Supply Agreement – Base Contract (NAESB)	CenterPoint Energy Gas Marketing Company	Ongoing

UCG-10837	Gas Supply Agreement – Base Contract (NAESB)	ConocoPhillips Company	Ongoing

UCG-10999	Gas Supply Agreement – Base Contract (NAESB)	OGE Energy Resources, Inc.	Ongoing

UCG-11105	Gas Supply Agreement – Base Contract (NAESB)	Coral Energy Resources, L.P.	Ongoing

UCG-11313	Gas Supply Agreement – Base Contract (NAESB)	Laclede Energy Resources, Inc.	Ongoing

3.	Radio Licenses.
a.	None.

13

SCHEDULE 2.2(o)

EXCLUDED ASSETS AND OTHER RIGHTS

None.

14

SCHEDULE 5.3

CONFLICTS AND/OR CONSENTS

See actions described under the “Action Required” columns in Schedule 2.1(a)(i) and Schedule 5.9(a).

15

SCHEDULE 5.4

EXCEPTIONS TO GOVERNMENTAL FILINGS

None.

16

SCHEDULE 5.5(a)

BALANCE SHEETS AND FINANCIAL STATEMENTS AS OF JUNE 30, 2012

[SEE FINANCIAL STATEMENTS PREVIOUSLY PROVIDED TO BUYER AS SET FORTH BELOW.]

1.	Income Statements FY 2011 and October-June FY2012

2.	Balance Sheet—9-30-2011

17

SCHEDULE 5.5(b)

INDEBTEDNESS OR LIABILITIES

None.

18

SCHEDULE 5.6

EXCEPTIONS TO NORMAL BUSINESS OPERATIONS

None.

19

SCHEDULE 5.9(a)

MATERIAL CONTRACTS

(i)	FRANCHISE AGREEMENTS

GEORGIA

Municipality	Term Date	Action Required Pre-Purchase	Transfer Consent Ordinance Number	Action Required Post-Purchase
Columbus	3/31/2020	None	n/a
Gainesville	7/26/2024	Consent	pending
Hall County	1/10/2026	None	n/a
Harris County	8/3/2017	None	n/a
Jackson County	9/16/2017	None	n/a
Oakwood	3/10/2036	None	n/a
Waverly Hall	3/6/2013	None	n/a

(ii)	AGREEMENTS BETWEEN SELLER AND ANY OF ITS AFFILIATES

None.

(iii)	AGREEMENTS BETWEEN SELLER AND ONE OR MORE BUSINESS EMPLOYEES

None.

(iv)	COLLECTIVE BARGAINING AGREEMENTS

None.

(v)	LEASES, SUBLEASES, LICENSES OR OTHER AGREEMENTS

2300 Victory Drive, Columbus (Lot 1 – 5.904 acres) is sub-leased from Building Seller, Atmos Power Systems, Inc., successor-in-interest to UCG Leasing, Inc., which leases such property from the Development Authority of Columbus, Georgia pursuant to that certain Lease Agreement dated November 1, 1991 with a termination date of July 1, 2013. Under the terms of the Lease Agreement, Atmos Power Systems, Inc. has an option to purchase this property until the expiration of the lease on July 1, 2013.

20

(vi)	AGREEMENTS INVOLVING EXPENDITURES IN EXCESS OF $150,000 ANNUALLY

CONSTRUCTION AGREEMENTS

Contract No.	Description	Party	Action Required	Status
None	Pipeline Construction	Northern Pipeline Inc.	None	Active

None	Pipeline Construction	Benton – GA, Inc.	None	Active

NON-TARIFF CUSTOMER

Contract No.	Description	Party	Action Required	Status
DACA63-01-C-0009	Operating Contract*	Fort Benning	Successor in interest must be recognized by the government pursuant to 41 U.S.C. 15

*	Seller receives revenues pursuant to this agreement.

GAS SUPPLY, STORAGE & TRANSPORTATION CONTRACTS

Contract No.	Description	Party	Action Required	Status
FT-9012587M	Transportation Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

FT #04196	Transportation Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

21

FT #03046	Transportation Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

FT #04987	Transportation Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

FSNG239-11	Transportation Agreement – Columbus Area	Southern Natural Gas Company	Prior written consent or capacity release or FERC waiver

FSNG239-5&10	Transportation Agreement – Columbus Area	Southern Natural Gas Company	Prior written consent or capacity release or FERC waiver

FSNG239-2	Transportation Agreement – Columbus Area	Southern Natural Gas Company	Prior written consent or capacity release or FERC waiver

LNG 9076910	Storage Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

WSS 9076909	Storage Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

GSS 1000807	Storage Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

FS/ESS 1006569	Storage Agreement – Gainesville Area	Transcontinental Gas Pipeline Corporation	Prior written consent or capacity release or FERC waiver

SSNG164	Storage Agreement – Columbus Area	Southern Natural Gas Company	Prior written consent or capacity release or FERC waiver

22

1217203; 1217213	Transaction Confirmation	Hess	Prior written consent

Columbus, GA AMA Deal – Affiliate Transaction	Transaction Confirmation	Atmos Energy Marketing	Prior written consent

(vii) through (xi): None.

23

SCHEDULE 5.9(b)

EXCEPTIONS TO VALID AND BINDING OBLIGATIONS OF

MATERIAL CONTRACTS

None.

24

SCHEDULE 5.9(e)

OTHER MATERIAL CONTRACTS NOT TO BE ASSIGNED TO BUYER

See Schedule 2.2(g).

25

SCHEDULE 5.10

PENDING OR THREATENED CLAIMS

Threatened litigation regarding fire/explosion on May 31, 2012 at 392 Linwood Drive, Gainesville.

26

SCHEDULE 5.11(a)

EXCEPTIONS TO COMPLIANCE WITH LAWS, ORDERS, AND PERMITS

None.

27

SCHEDULE 5.11(b)

OUTSTANDING REGULATORY ORDERS

2012-13 Gas Supply Plan.

28

SCHEDULE 5.11(c)

EXCEPTIONS TO MATERIAL PERMITS

None.

29

SCHEDULE 5.12(b)

ENVIRONMENTAL VIOLATIONS

None.

30

SCHEDULE 5.12(c)

ENVIRONMENTAL RELEASES

None.

31

SCHEDULE 5.13

TAX ISSUES

None.

32

SCHEDULE 5.14

EXCEPTIONS TO COMPLIANCE WITH ALL LABOR LAWS

None.

33

SCHEDULE 5.15(a)

EMPLOYEE BENEFIT PLANS

1.	Accidental Death and Dismemberment (not subsidized)

2.	Basic Life Insurance

3.	Business Travel Accident Insurance

4.	Company Provided Uniforms

5.	Employee Assistance Program

6.	Flexible Benefits Plan

7.	Flexible Spending Account

8.	Group Dental Plan

9.	Group Medical Plan

10.	Group Variable Universal Life (not subsidized)

11.	Long-Term Disability Insurance

12.	Pension Account Plan (plan closed to new entrants)

13.	Retiree Medical Plan

14.	Retirement Savings Plan

15.	Retirement Savings Plan Fixed Annual Company Contribution

16.	Service Award Program

17.	Short-Term Disability Insurance

18.	Time-Off Benefits

19.	Education Assistance Program

20.	Variable Pay Plan

21.	Vision Plan (not subsidized)

22.	Voluntary Benefits – Auto and Home Insurance (not subsidized)

23.	Wellness Program

24.	Workers’ Compensation

34

SCHEDULE 5.15(c)

EXCEPTIONS TO QUALIFICATIONS OF

EMPLOYEE BENEFITS UNDER SECTION 401(a)

None.

35

SCHEDULE 5.15(d)

EXCEPTIONS TO NON-ACCELERATION OF EMPLOYEE BENEFITS

None.

36

SCHEDULE 7.1

EXCEPTIONS TO CONDUCT OF BUSINESS IN ORDINARY COURSE

Prior to the Closing, Building Seller, Atmos Power Systems, Inc., intends to exercise its option to purchase the real property subject of the Lease Agreement dated as of November 1, 1991with the Development Authority of Columbus, Georgia, as more particularly described in Schedules 2.1A and 5.9(a) herein.

37

SCHEDULE 7.1(c)

CAPITAL INVESTMENTS PROGRAM

1.	PROPOSED FY 2013 CAPITAL BUDGET TO BE PROVIDED TO BUYER (Which in the aggregate will be reasonably consistent with the FY 2012 Capital Budget.)

38

SCHEDULE 7.9(a)

LIST OF BUSINESS EMPLOYEES

GEORGIA
State Total: 64
Hire Date	Job Name	Work Location	Grade	Pay Basis
05-Feb-1985	Operations Supervisor	Columbus	5	Exempt Salary
28-Nov-2011	Sr Engineer	Columbus	6	Exempt Salary
09-Jul-1990	Sr Admin Assistant	Columbus	2	Non Exempt Hrly
06-Feb-1978	Sr Construction Operator	Columbus	2	Non Exempt Hrly
04-Jun-2012	Service Technician	Columbus	1	Non Exempt Hrly
03-Apr-1986	Distribution Operator	Columbus	3	Non Exempt Hrly
10-Sep-2007	Sr Construction Operator	Columbus	2	Non Exempt Hrly
22-Oct-2007	Service Technician	Columbus	1	Non Exempt Hrly
05-Oct-1971	Operations Assistant	Columbus	2	Non Exempt Hrly
22-Oct-1990	Sr Construction Operator	Columbus	2	Non Exempt Hrly
07-Jun-1976	Service Technician	Columbus	1	Non Exempt Hrly
08-May-1979	Corrosion Control Technician	Columbus	3	Non Exempt Hrly
30-Nov-1987	Sr MIC Tech	Columbus	3	Non Exempt Hrly
12-Jan-1972	Sr Construction Operator	Columbus	2	Non Exempt Hrly
10-Jul-1978	Sr Service Technician	Columbus	2	Non Exempt Hrly
08-May-1989	Distribution Operator	Columbus	3	Non Exempt Hrly
04-Feb-1985	Sr Service Technician	Columbus	2	Non Exempt Hrly
20-Oct-1980	Crew Leader	Columbus	3	Non Exempt Hrly
04-Dec-2000	Sr Service Technician	Columbus	2	Non Exempt Hrly
21-Sep-1992	Sr Service Technician	Columbus	2	Non Exempt Hrly
01-Aug-1983	Sr LNG Maintenance Tech	Columbus	3	Non Exempt Hrly
10-May-1982	Mgr Public Affairs	Columbus	6	Exempt Salary
06-Mar-1972	Engineer I	Columbus	5	Exempt Salary
23-May-1973	Operations Manager	Columbus	6	Exempt Salary
26-Aug-1991	Project Specialist	Columbus	4	Exempt Salary
18-Jan-1993	Sales Representative I	Columbus	5	Exempt Salary
26-Oct-1998	Sales Representative II	Columbus	4	Exempt Salary
07-Jan-2002	Sr Engineer	Columbus	6	Exempt Salary
15-Jan-1990	Operations Supervisor	Columbus	5	Exempt Salary
27-Jan-2007	Construction Operator	Columbus	1	Non Exempt Hrly
01-May-1986	Crew Leader	Columbus	3	Non Exempt Hrly
12-Feb-1990	Sr Construction Operator	Columbus	2	Non Exempt Hrly
18-May-1981	Sr Construction Operator	Columbus	2	Non Exempt Hrly

39

06-Mar-1989	Sr Construction Operator	Columbus	2	Non Exempt Hrly
06-Mar-1989	LNG Maintenance Technician	Columbus	2	Non Exempt Hrly
27-Jul-1976	Crew Leader	Columbus	3	Non Exempt Hrly
15-Mar-2004	Service Technician	Columbus	1	Non Exempt Hrly
23-Nov-1987	Corrosion Control Technician	Columbus	3	Non Exempt Hrly
09-Sep-1981	Sr Construction Operator	Columbus	2	Non Exempt Hrly
15-Jun-1987	Distribution Operator	Columbus	3	Non Exempt Hrly
29-Jul-1985	Construction Operator	Columbus	1	Non Exempt Hrly
02-Nov-1970	Operations Assistant	Columbus	2	Non Exempt Hrly
11-Feb-1985	Survey Specialist	Columbus	3	Non Exempt Hrly
22-Oct-2007	Service Technician	Columbus	1	Non Exempt Hrly
06-Mar-1989	Survey Specialist	Columbus	3	Non Exempt Hrly
01-Dec-1983	Sr Construction Operator	Columbus	2	Non Exempt Hrly
30-Nov-1987	Distribution Operator	Columbus	3	Non Exempt Hrly
05-Dec-1984	Sr Service Technician	Columbus	2	Non Exempt Hrly
06-Jul-2004	Sr Service Technician	Columbus	2	Non Exempt Hrly
07-Apr-1986	Sr Service Technician	Columbus	2	Non Exempt Hrly
30-Jun-2003	Sr Service Technician	Columbus	2	Non Exempt Hrly
07-Jul-1982	Project Specialist	Gainesville	4	Exempt Salary
01-Oct-2004	Operations Supervisor	Gainesville	5	Exempt Salary
04-Oct-2004	Operations Assistant	Gainesville	2	Non Exempt Hrly
09-Feb-1987	Distribution Operator	Gainesville	3	Non Exempt Hrly
18-Jan-1988	Sr Construction Operator	Gainesville	2	Non Exempt Hrly
01-May-1995	Meter Reader	Gainesville	1	Non Exempt Hrly
02-Nov-1981	Sr MIC Tech	Gainesville	3	Non Exempt Hrly
17-Sep-1979	Crew Leader	Gainesville	3	Non Exempt Hrly
11-Dec-1987	Sr Construction Operator	Gainesville	2	Non Exempt Hrly
15-Sep-1986	Distribution Operator	Gainesville	3	Non Exempt Hrly
01-Jun-1998	Sr Construction Operator	Gainesville	2	Non Exempt Hrly
30-Aug-1973	Crew Leader	Gainesville	3	Non Exempt Hrly
19-Dec-1992	Sr Service Technician	Gainesville	2	Non Exempt Hrly

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SCHEDULE 7.9(c)

COLLECTIVE BARGAINING UNITS

None.

41

SCHEDULE 7.10(d)

PENSION PLAN ASSUMPTIONS

Transfer of Pension Liabilities and Assets

For purposes of determining the asset transfer amount:

Terminations Prior to Closing Date

Seller will retain the liability, and no assets will be transferred.

New Hires Prior to Closing

Employees will become participants in the Retirement Savings Plan and will not participate in the Pension Account Plan; no assets will be transferred.

Active Participants at Closing Date

Grandfathered Participants

•

Assets transferred: Greater of (1) the Pension Account Plan account balance at Closing Date[1] or (2) the lump sum value of the Pension Account Plan grandfathered monthly benefit earned as of the Closing Date

•	Assumptions: For the lump sum value of the grandfathered benefit, IRS 417(e) interest rates and mortality table in effect for lump sums payable as of the first of the month following the Closing Date

Non-grandfathered Participants

•	Assets transferred: Pension Account Plan account balance at Closing Date[1]

•	Assumptions: Not applicable

[1]	Account balance will include a partial year of pay credits and interest credits if the transaction closes in the middle of a calendar year.

Adjustment Between Closing Date and Actual Transfer Date

For purposes of Section 7.9(e), the Interest Crediting Rate in effect in the Pension Account Plan during the period between Closing Date and Actual Transfer Date will be used for the adjustment.

42

SCHEDULE 7.10(f)

RETIREE PLAN ASSUMPTIONS

Transfer of Retiree Medical Liabilities and Assets

For purposes of determining the asset transfer amount, Seller will transfer based on financial reporting assumptions as this is the basis for rate recovery.

Discount Rate	Based on high quality corporate bond yields as of the Closing Date

Salary Increase	4.0% per year

Medical/Dental Plan Trend Rate:

• Medical costs	8.00% in fiscal year 2012: reducing 0.5% per year, reaching 5.00% in fiscal year 2018 and after.

• Prescription drug costs	8.00% in fiscal year 2012: reducing 0.5% per year reaching 5.50% in fiscal year 2017 and after.

• Dental costs	6.00% in fiscal year 2011 and after

Mortality Table	RP2000 White Collar with mortality improvement projected to 2020 using Scale AA

Termination	Rates varying by age and service. Sample rates:

		Age	Age	Age
		25	40	55
	Rate	12.1%	4.7%	2.2%

Retirement	Rates varying by age:

	Age	Rate
	55-58	5%
	59-60	10%
	61	15%
	62	40%
	63-64	30%
	65-69	50%
	70	100%

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Percentage Covering Spouses	70%

Spouses Ages	Wives 2 years younger than husbands

Participation Rates	95%

Other Assumptions	Other assumptions as used for the Seller’s most recent financial statement disclosures as of September 30, 2012

44

SCHEDULE 7.10(i)

SEVERANCE ARRANGEMENTS

Seller has no formal severance policy, however Seller’s general practice is 1.5 weeks pay for each full year of service (rounded down) – minimum five weeks, no maximum.

Seller also subsidizes COBRA coverage for the same amount of time as calculated above at a rate same as active-employee rates.

45